Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among

GALENA BIOPHARMA, INC.,

SELLAS INTERMEDIATE HOLDINGS I, INC.,

SELLAS INTERMEDIATE HOLDINGS II, INC.,

GALENA BERMUDA MERGER SUB, LTD.,

and

SELLAS LIFE SCIENCES GROUP LTD

Dated as of August 7, 2017

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(continued)

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(continued)

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(continued)

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(continued)

Schedules:

Galena Disclosure Schedule

Sellas Disclosure Schedule

Schedule A	Persons Executing Sellas Stockholder Support Agreements
Schedule B	Persons Executing Galena Stockholder Support Agreements
Schedule 5.6(a)	Terminated Galena Associate Payments
Schedule 5.14	Galena Officers at the Effective Time
Schedule 5.17	Investor Agreements
Schedule 8.4	Terminated Contracts
Schedule 8.7	Liabilities
Exhibits:
Exhibit A	Definitions
Exhibit B	Bermuda Merger Agreement

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(continued)

Page

Exhibit C	Form of Sellas Stockholder Support Agreement
Exhibit D	Form of Galena Stockholder Support Agreement
Exhibit E	2017 Equity Incentive Plan
Exhibit F	2017 Employee Stock Purchase Plan
Exhibit G	Galena Bylaw Amendment
Exhibit H	Galena Additional Certificate of Incorporation Amendment

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of August 7, 2017, by and among Galena Biopharma, Inc., a Delaware corporation (“Galena”), Sellas Intermediate Holdings I, Inc., a Delaware corporation and a wholly-owned subsidiary of Galena (“Holdings I”), Sellas Intermediate Holdings II, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings I (“Holdings II”), Galena Bermuda Merger Sub, Ltd., a Bermuda exempted company and a wholly-owned subsidiary of Holdings II (“Merger Sub”), and SELLAS Life Sciences Group Ltd, a Bermuda exempted company (“Sellas”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.        Galena, Holdings I, Holdings II, Merger Sub and Sellas intend to effect a merger of Merger Sub with, and into, Sellas, with Sellas as the surviving company (the “Merger”) in accordance with this Agreement, the Bermuda Merger Agreement and the Companies Act. Upon consummation of the Merger, Merger Sub will cease to exist, and Sellas will become a wholly-owned indirect subsidiary of Galena and the issued and outstanding shares of Sellas will be converted into the right to receive the consideration described in this Agreement.

B.        The Galena Board of Directors has: (i) determined that the Merger is advisable and in the best interests of Galena and the Galena Stockholders; (ii) determined that the Merger consideration is fair to Galena, and the consideration to be received in exchange for the issuance of Galena Common Stock in the Merger exceeds the aggregate par value of the Galena Common Stock to be issued in the Merger; (iii) approved this Agreement, the Bermuda Merger Agreement, the Merger, the Galena Stockholder Matters, the Other Galena Stockholder Matters and the Contemplated Transactions; (iv) determined to recommend that the Galena Stockholders vote to approve (a) the Galena Stockholder Matters and the Other Galena Stockholder Matters; and (v) approved the Galena Stockholder Support Agreements and the transactions contemplated thereby.

C.        The board of directors of Merger Sub has: (i) approved the Merger; (ii) determined that the Merger is in the best interests of Merger Sub and Holdings II, its sole shareholder; (iii) approved the execution, delivery and performance of this Agreement and the Bermuda Merger Agreement; and (iv) approved the Contemplated Transactions.

D.        The Sellas Board of Directors (i) has determined that the Merger is advisable and fair to, and in the best interests of, Sellas and the Sellas Stockholders, (ii) has deemed advisable and approved the Sellas Stockholder Matters and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Sellas Stockholders vote to approve the Sellas Stockholder Matters, including the Bermuda Merger Agreement and thereby, the Merger.

E.        In order to induce Galena and its subsidiaries to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Sellas and the Sellas Stockholders, in each case, listed on Schedule A hereto are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Galena in the form substantially attached hereto as Exhibit C (the “Sellas Stockholder Support Agreements”).

F.        In order to induce Sellas to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Galena listed on Schedule D hereto are executing support agreements in favor of Sellas concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit D (the “Galena Stockholder Support Agreements”).

G.        It is expected that within five Business Days after the Form S-4 Registration Statement is declared effective by the SEC under the Securities Act, Sellas will deliver the Sellas Stockholder Written Consent.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.

DESCRIPTION OF TRANSACTION

1.1        Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Bermuda Merger Agreement and in accordance with the Companies Act, at the Effective Time, (a) Merger Sub shall be merged with and into Sellas, and (b) the separate existence of Merger Sub shall cease and Sellas will continue its corporate existence under the Companies Act as the surviving company of the Merger (the “Surviving Company”).

1.2        Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Bermuda Merger Agreement and in the applicable provisions of the Companies Act. As a result of the Merger, Sellas will become a wholly-owned indirect subsidiary of Galena.

1.3        Closing; Effective Time.

(a)        Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Paul Hastings LLP, 101 California Street, Forty-Eighth Floor, San Francisco, CA 94111, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Galena and Sellas may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” On or prior to the Closing Date, Galena, Merger Sub and Sellas will cause (a) the Bermuda Merger Agreement to be executed and delivered and (b) an application for registration of the Merger (the “Merger Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act and will cause the Merger to become effective pursuant to the Companies Act. The Merger will become effective on the date shown in the certificate of Merger issued by the Registrar (the time as of which the Merger becomes effective being referred to as the “Effective Time”). The name of the Surviving Company shall be “SELLAS Life Sciences Group Ltd”.

(b)        Galena, Merger Sub and Sellas acknowledge and agree that for purposes of the laws of Bermuda, the Merger shall constitute a “merger” in accordance with S.104H of the Companies Act. From and after the Effective Time, under the Companies Act, by virtue of the Merger and without any further act or deed by the parties, (a) the merger of Merger Sub with, and into, Sellas and the vesting of their undertakings, property and liabilities in the Surviving Company shall become effective, (b) the property of each of Merger Sub and Sellas shall become the property of the Surviving Company, (c) the Surviving Company shall be liable for the obligations and liabilities of each of Merger Sub and Sellas and any existing cause of action, claim or prosecution against or liability of Merger Sub and Sellas shall not be affected, (d) any civil, criminal or administrative action or proceeding pending by or against Merger Sub or Sellas may be prosecuted by or against Surviving Company and (e) a conviction against, or ruling, order or judgment in favor of or against, Merger Sub or Sellas may be enforced by or against the Surviving Company.

1.4        Memorandum of Association and Bye-laws; Directors and Officers. From and after the Effective Time:

(a)        the memorandum of association of the Surviving Company shall be the memorandum of association of Sellas in effect immediately prior to the Effective Time until thereafter amended as provided by the laws of the Surviving Company;

(b)        the certificate of incorporation of Galena shall be the certificate of incorporation of Galena immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Galena shall file one or more amendments to its certificate of incorporation, to the extent approved by the holders of Galena Common Stock as contemplated by Section 5.3, to (i) change the name of Galena to “SELLAS Life Sciences Group, Inc.” and (ii) make such other changes as are mutually agreeable to Galena and Sellas;

(c)        the bye-laws of the Surviving Company shall be those of Sellas immediately prior to the Effective Time until thereafter amended in accordance with the bye-laws of the Surviving Company;

(d)        at the Effective Time, the bylaws of Galena as they exist on the date of this Agreement shall, to the extent approved by the holders of Galena Common Stock as contemplated by Section 5.3, be amended by the Galena Bylaw Amendment; and

(e)        the directors and officers of the Surviving Company and the directors and officers of Galena shall be the directors and officers set forth in Schedule 5.14 or as otherwise determined by Sellas with respect to the directors and officers of the Surviving Company or as otherwise determined by Sellas and Galena in accordance with Section 5.14 with respect to the directors and officers of Galena.

1.5        Conversion of Sellas Securities and Issuance of Warrants.

(a)        At the Effective Time, by virtue of the Merger and without any further action on the part of Galena, Merger Sub, Sellas or any Sellas Stockholder:

(i)        each Sellas Share held as treasury shares or held or owned by Sellas, any Sellas Subsidiary, Galena, or Merger Sub, immediately prior to the Effective Time shall be cancelled automatically and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)        subject to Section 1.5(c), each Sellas Share issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.5(a)(i)), shall be cancelled and converted into the right to receive a number of shares of Galena Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b)        If any Sellas Shares issued and outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Sellas, then the shares of Galena Common Stock issued in exchange for such Sellas Shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the book-entry shares of Galena Common Stock shall accordingly be marked with appropriate legends. Sellas shall take all actions that may be necessary to ensure that, from and after the Effective Time, Galena is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)        No fractional shares of Galena Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Subject to Section 1.7, any holder of Sellas Shares who would otherwise be entitled to receive a fraction of a share of Galena Common Stock (after aggregating all fractional shares of Galena Common Stock issuable to such holder) shall, in lieu of such fraction of a share be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Galena Common Stock on The NASDAQ Capital Market (or such other market on which the Galena Common Stock then trades) on the date the Merger becomes effective.

(d)        All Sellas Options outstanding immediately prior to the Effective Time under the Sellas Incentive Plan and all Sellas Warrants outstanding immediately prior to the Effective Time shall be cancelled and converted into options to purchase Galena Common Stock or warrants to purchase Galena Common Stock, as applicable, in accordance with Section 5.5.

(e)        All Sellas RSUs outstanding immediately prior to the Effective Time under the Sellas Incentive Plan shall be assumed by Galena and converted to restricted stock units to purchase Galena Common Stock in accordance with Section 5.5.

(f)        Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one validly issued, fully paid and nonassessable share of the Surviving Company.

(g)        If, between the time of calculating the Exchange Ratio and the Effective Time, the issued and outstanding shares of Sellas Shares or Galena Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the NASDAQ Reverse Split to the extent either such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Sellas Shares, Sellas Options, Sellas RSUs and Sellas Warrants the same economic effect as contemplated by this Agreement prior to such event.

(h)        The Sellas Convertible Note shall be treated in accordance with the terms of the Sellas Convertible Note, as amended by the Clarification and Amendment Agreement dated February 8, 2017, and as further amended by the Second Amendment Agreement, dated as of August 2, 2017, as in effect on the date hereof.

1.6        Closing of Sellas’ Transfer Books. At the Effective Time:

(a)        all Sellas Shares issued and outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a) and all Sellas Stockholders whether holding certificates of Sellas Shares or not immediately prior to the Effective Time shall cease to have any rights with respect to such Sellas Shares except for (i) the rights referred to in Section 1.5(a); and (ii) in the case of Dissenting Shares, the right to the excess of the fair value thereof, if any, as determined in accordance with (and subject to the terms and conditions of) Section 1.8; and

(b)        the register of members of Sellas shall be closed with respect to all Sellas Shares issued and outstanding immediately prior to the Effective Time. No further transfer of any such Sellas Shares shall be made on such register of members after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Sellas Shares issued and outstanding immediately prior to the Effective Time (a “Sellas Stock Certificate”) is presented to the Exchange Agent or to the Surviving Company, such Sellas Stock Certificate shall be cancelled and shall be exchanged as provided in Section 1.7 and Section  1.10.

1.7        Surrender of Certificates.

(a)        On or prior to the Closing Date, Galena and Sellas shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Galena shall deposit with the Exchange Agent: (i) the aggregate number of book-entry shares representing the Merger Consideration issuable to Sellas Stockholders pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The book-entry shares of Galena Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)        Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Sellas Shares immediately prior to the Effective Time, as set forth on the Allocation Certificate: (i) a letter of transmittal in customary form; and (ii) instructions for effecting the surrender of any Sellas Stock Certificates representing Sellas Shares in exchange for book-entry shares of Galena Common Stock. Upon surrender of a Sellas Stock Certificate to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Sellas Stock Certificate shall be entitled to receive in exchange therefor one or more book-entry shares representing the portion of the Merger Consideration (in a number of whole shares of Galena Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Galena Common Stock pursuant to the provisions of Section 1.5(c)); and (B) upon delivery of such consideration to the applicable holder in accordance with Section 1.5, the Sellas Shares so surrendered shall be cancelled. Until surrendered as contemplated by this Section 1.7(b), Sellas Shares shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Galena Common Stock (and cash in lieu of any fractional share of Galena Common Stock). If any Sellas Stock Certificate has been lost, stolen or destroyed, Galena may, in its discretion and as a condition precedent to the delivery of any shares of Galena Common Stock, require the owner of such lost, stolen or destroyed Sellas Stock Certificate to provide an applicable affidavit with respect to such Sellas Stock Certificate and post a bond indemnifying Galena against any claim suffered by Galena related to the lost, stolen or destroyed Sellas Stock Certificate or any Galena Common Stock issued in exchange therefor as Galena may reasonably request.

(c)        No dividends or other distributions declared or made with respect to Galena Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Sellas Stock Certificate with respect to the shares of Galena Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Sellas Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)        Any portion of the Exchange Fund that remains undistributed to holders of Sellas Shares six months after the Closing Date shall be delivered to Galena upon demand, and any holders of Sellas Shares who have not theretofore surrendered their Sellas Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Galena for satisfaction of their claims for Galena Common Stock, cash in lieu of fractional shares of Galena Common Stock and any dividends or distributions with respect to shares of Galena Common Stock.

(e)        Each of the Exchange Agent, Galena and the Surviving Company shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement and the Bermuda Merger Agreement to any holder of any Sellas Shares such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)        No party to this Agreement shall be liable to any holder of any Sellas Shares or to any other Person with respect to any shares of Galena Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8        Appraisal Rights.

(a)        Notwithstanding any provision of this Agreement and the Bermuda Merger Agreement to the contrary, all Sellas Shares that are issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.5(a)(i)) and are held by a Sellas Stockholder who has not voted in favor of adoption of the Merger or consented thereto in writing and who has properly exercised the appraisal rights for such Sellas Shares in accordance with the Companies Act (collectively, the “Dissenting Shares”) shall be cancelled and converted into the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares, and in the event that the fair value of a Dissenting Share as determined by the Supreme Court of Bermuda under Section 106 of the Companies Act is greater than the portion of the Merger Consideration attributable to such Dissenting Shares, be paid such difference by the Surviving Company within one month of the court appraising the value of the Dissenting Shares; provided, however, that if after the Effective Time, such stockholder fails to properly apply to the court or effectively withdraws or otherwise loses such holder’s appraisal rights under the Companies Act or if a court of competent jurisdiction determines that such holder is not entitled to such an appraisal pursuant to Section 106 of the Companies Act, such Sellas Shares shall be deemed to be converted as of the Effective Time into the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5, without interest thereon.

(b)        Sellas shall give Galena prompt written notice of any application made to the Bermuda court by dissenting stockholders, withdrawals of such applications and any documents or other instruments served on Sellas and any material correspondence received by Sellas in connection with such applications, provided that such notice shall be given to Galena no later than the third Business Day after Sellas’ receipt of notice of such application, withdrawal or material correspondence. The Parties shall jointly participate in all negotiations and proceedings with respect to such applications except as limited by applicable Legal Requirements. None of the Parties will, except with prior written consent of the other Parties, make any payment with respect to, or settle or offer to settle, any such applications, unless and to the extent required to do so under applicable Legal Requirements.

1.9        Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Sellas, then the officers and directors of the Surviving Company shall be fully authorized, and shall use their commercially reasonable efforts to take such action.

1.10        Certificates.

(a)        Galena will prepare and deliver to Sellas at least two Business Days prior to the Closing Date, a certificate signed by the Chief Financial Officer (“CFO”) of Galena in a form reasonable acceptable to Sellas, which sets forth a true and complete list, as of immediately prior to the Effective Time of the number of Galena Outstanding Shares and each component thereof (broken down by outstanding shares of Galena Common Stock, Galena Options, Galena Warrants, and other relevant securities) (“Galena Outstanding Shares Certificate”).

(b)        Sellas will prepare and deliver to Galena at least two Business Days prior to the Closing Date a certificate signed by the CFO of Sellas (or if there is no CFO, the principal accounting officer of Sellas) in a form reasonably acceptable to Galena, which sets forth a true and complete list, as of immediately prior to the Effective Time of: (a) the record holders of Sellas Shares, Sellas Options, Sellas RSUs, Sellas Convertible Note and Sellas Warrants; (b) the number of Sellas Shares owned and/or underlying the Sellas Options, Sellas RSUs, Sellas Convertible Notes or Sellas Warrants held by such holders and the per share exercise price for each such Sellas Option, Sellas RSUs, Sellas Convertible Note and Sellas Warrant; and (c) the portion of the Merger Consideration each such holder is entitled to receive pursuant to Section 1.5 (the “Allocation Certificate”).

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF SELLAS

Sellas represents and warrants to Galena and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Sellas to Galena (the “Sellas Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Sellas Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Sellas Disclosure Schedule by reference to another section or subsection of the Sellas Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Sellas Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Sellas Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Sellas Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1        Subsidiaries; Due Organization; Organizational Documents.

(a)        Section 2.1(a) of the Sellas Disclosure Schedule identifies each Subsidiary of Sellas (the “Sellas Subsidiaries”), and Sellas has never had any subsidiary other than the Sellas Subsidiaries. Neither Sellas nor any Entity identified on Section 2.1(a) of the Sellas Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity. Sellas has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Sellas has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)        Each of Sellas and the Sellas Subsidiaries is a company or corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Sellas Contracts.

(c)        Each of Sellas and the Sellas Subsidiaries is qualified to do business as a foreign corporation and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Sellas Material Adverse Effect.

(d)        Each director and officer of Sellas and the Sellas Subsidiaries as of the date of this Agreement is set forth in Section 2.1(d) of the Sellas Disclosure Schedule.

(e)        Sellas has delivered or made available to Galena accurate and complete copies of the certificate of incorporation, memorandum of association, bye-laws and other charter and organizational documents, including all currently effective amendments thereto, for Sellas and each Sellas Subsidiary. Neither Sellas nor any Sellas Subsidiary is in breach or violation of any material provision of their respective certificates of incorporation, memoranda of association or bye-laws, except as would not reasonably be expected to have, individually or in the aggregate, a Sellas Material Adverse Effect.

2.2        Authority; Vote Required.

(a)        Sellas has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required Sellas Stockholder Vote, to enter into the Bermuda Merger Agreement and to consummate the Contemplated Transactions. The Sellas Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of Sellas and Sellas Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement, the Bermuda Merger Agreement and the Contemplated Transactions; (iii) recommended the approval of the Sellas Stockholder Matters by the Sellas Stockholders and directed that the Sellas Stockholder Matters be submitted for consideration by Sellas Stockholders in connection with the solicitation of the Required Sellas Stockholder Vote; and (iv) approved the Sellas Stockholder Support Agreements and the transactions contemplated thereby. This Agreement has been duly executed and delivered by Sellas and, assuming the due authorization, execution and delivery by Galena and Merger Sub, constitutes the legal, valid and binding obligation of Sellas, enforceable against Sellas in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)        The affirmative vote or consent of the holders of such majority specified in the Companies Act of the Sellas Shares issued and outstanding on the record date (the “Required Sellas Stockholder Vote”), is the only vote of the holders of any class or series of Sellas’ share capital necessary to approve the Sellas Stockholder Matters.

2.3        Non-Contravention; Consents.

(a)        The execution and delivery of this Agreement by Sellas does not, and the performance of this Agreement and the consummation of the Contemplated Transaction by Sellas will not, subject to obtaining the Required Sellas Stockholder Vote, (i) conflict with or violate the memorandum of association or bye-laws of Sellas or the equivalent organizational documents of any Sellas Subsidiaries; (ii) subject to obtaining the Required Sellas Stockholder Vote and compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to Sellas or any Sellas Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a Sellas Material Adverse Effect; or (iii) except as listed on Section 2.3(a) of the Sellas Disclosure Schedule, require Sellas or any Sellas Subsidiaries to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Sellas’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Sellas or any Sellas Subsidiaries pursuant to, in each case, any Sellas Material Contract.

(b)        No material Consent or order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Sellas or any Sellas Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Merger Application with the Registrar pursuant to the Companies Act, and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4        Capitalization.

(a)        The authorized share capital of Sellas as of the date of this Agreement consists of USD950,000 divided into 95,000 shares of par value USD10.00 each (the “Sellas Shares”). As of the date hereof, there are: (i) 75,999 Sellas Shares issued and outstanding; (ii) Sellas Options to subscribe for an aggregate of 496 Sellas Shares outstanding; (iii) 466 shares are issuable upon settlement of currently outstanding Sellas RSUs and (iv) no treasury shares. As of the date hereof, other than 2,294 Sellas Shares reserved (the “Sellas Reserved Share Amount”) for issuance pursuant to Sellas’ Stock Incentive Plan #1 (the “Sellas Incentive Plan”) and 7,186 Sellas Shares reserved for issuance upon the exercise of Sellas Warrants, Sellas has no Sellas Shares reserved for issuance. All of the outstanding Sellas Shares have been duly authorized and validly issued, and are fully paid and nonassessable. Section 2.4(a) of the Sellas Disclosure Schedule lists, as of the date of this Agreement (i) each record holder of issued and outstanding Sellas Shares and the number of Sellas Shares held by such holder; (ii) (A) each holder of issued and outstanding Sellas Warrants, (B) the number of Sellas Shares subject to such Sellas Warrants, (C) the exercise price of each such Sellas Warrant, and (D) the termination date of each such Sellas Warrant; and (iii) each holder of issued and outstanding Sellas Convertible Note and the maturity date of such Sellas Convertible Note.

(b)        Except for the Sellas Incentive Plan, Sellas does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 2.4(b) of the Sellas Disclosure Schedule sets forth the following information (i) with respect to each Sellas Option outstanding, as of the date of this Agreement: (A) the name of the optionee, (B) the number of Sellas Shares subject to such Sellas Option as of the date of this Agreement, (C) the exercise price of such Sellas Option, (D) the date on which such Sellas Option was granted, and (E) the date on which such Sellas Option expires; and (ii) with respect to each Sellas RSU outstanding as of the date of this Agreement: (A) the name of the holder, (B) the vesting terms of each such Sellas RSU, (C) the date on which each such Sellas RSU was granted, and (D) the date on which each such Sellas RSU expires. No vesting of Sellas Options will accelerate as a result of the Merger.

(c)        Except for the outstanding Sellas Warrants and Sellas Convertible Note set forth on Section 2.4(a) of the Sellas Disclosure Schedule and the Sellas Options and Sellas RSUs set forth on Section 2.4(b) of the Sellas Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire the Sellas Shares or capital stock of the Sellas Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Sellas or the Sellas Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Sellas or the Sellas Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Sellas or the Sellas Subsidiaries. Neither Sellas nor the Sellas Subsidiaries have any outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(d)        (i) None of the issued and outstanding Sellas Shares are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the issued and outstanding Sellas Shares are subject to any right of first refusal in favor of Sellas; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Sellas or the Sellas Subsidiaries having a right to vote on any matters on which the Sellas Stockholders have a right to vote; (iv) there is no Sellas Contract to which Sellas or any of the Sellas Subsidiaries are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Sellas Shares or capital stock of any of the Sellas Subsidiaries. Neither Sellas nor the Sellas Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any issued and outstanding Sellas Shares, capital stock of any Sellas Subsidiaries or other securities.

(e)        All outstanding Sellas Shares, Sellas Options, Sellas RSUs, Sellas Warrants and Sellas Convertible Note have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5        Financial Statements.

(a)        Section 2.5(a) of the Sellas Disclosure Schedule includes true and complete copies of (i) audited consolidated balance sheets as of December 31, 2016, and the related consolidated statements of income, cash flow and shareholders’ equity of Sellas and the Sellas Subsidiaries for the year ended December 31, 2016; (ii) audited consolidated balance sheets as of December 31, 2015, and the related consolidated statements of income, cash flow and shareholders’ equity of Sellas and the Sellas Subsidiaries for the year ended December 31, 2015 and (iii) the unaudited consolidated balance sheets of Sellas and the Sellas Subsidiaries as of March 31, 2017, and the related consolidated statements of income, cash flow and shareholders’ equity of Sellas and the Sellas Subsidiaries for the three months ended March 31, 2017 (collectively, the “Sellas Financials”). The Sellas Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Sellas Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial condition and operating results of Sellas and the Sellas Subsidiaries as of the dates and for the periods indicated therein.

(b)        Each of Sellas and the Sellas Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as reasonably necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Sellas and the Sellas Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The books of account and other financial records of Sellas and the Sellas Subsidiaries are true and complete in all material respects.

2.6        Absence of Changes. Except as set forth in Section 2.6 of the Sellas Disclosure Schedule, between March 31, 2017 and the date of this Agreement, each of Sellas and the Sellas Subsidiaries have conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Sellas Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Galena pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7        Title to Assets. Except with respect to material Sellas IP Rights, which are covered in Section 2.9, each of Sellas and the Sellas Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Sellas Unaudited Interim

Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Sellas or any Sellas Subsidiary; and (iii) liens listed in Section 2.7 of the Sellas Disclosure Schedule.

2.8        Real Property; Leaseholds. Neither Sellas nor any Sellas Subsidiary currently owns, nor has Sellas or any Sellas Subsidiaries ever owned, any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Sellas Disclosure Schedule (the “Sellas Leases”), which are each in full force and effect, with no existing material default thereunder.

2.9        Intellectual Property.

(a)        Except as set forth in Section 2.9(a) of the Sellas Disclosure Schedule, Sellas, directly or through a Sellas Subsidiary, owns, or has the right to use, all Sellas IP Rights and has the right to bring actions for the infringement of, all Sellas Owned IP Rights and Sellas Licensed IP Rights exclusively licensed to Sellas or its Subsidiary.

(b)        Section 2.9(b) of the Sellas Disclosure Schedule is an accurate, true and complete listing of all Sellas Registered IP.

(c)        Section 2.9(c) of the Sellas Disclosure Schedule accurately identifies (i) all Sellas IP Rights licensed to Sellas or any Sellas Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Sellas’ or any Sellas Subsidiary’s products or services (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials, (C) non-disclosure agreements and template agreements entered into in the Ordinary Course of Business; and (D) agreements between Sellas or any Sellas Subsidiaries and their respective employees and consultants); (ii) the corresponding Sellas Contracts pursuant to which such Sellas IP Rights are licensed to Sellas or any Sellas Subsidiary; (iii) whether the license or licenses granted to Sellas or any Sellas Subsidiary are exclusive or non-exclusive; and (iv) whether, to Sellas’ Knowledge, any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Sellas IP Rights.

(d)        Section 2.9(d) of the Sellas Disclosure Schedule accurately identifies each Sellas Contract pursuant to which any Person (other than Sellas or any Sellas Subsidiary) has been granted by Sellas or any Sellas Subsidiaries any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Sellas IP Rights (in each case, other than non-disclosure agreements or non-exclusive licenses entered into in the Ordinary Course of Business). Sellas is not bound by, and no Sellas Owned IP Rights (and to the Knowledge of Sellas, no Sellas Licensed IP Rights) are subject to, any Contract containing any covenant or contractual obligation that in any way limits or restricts the ability of Sellas or any Sellas Subsidiary to use, exploit, assert or enforce any Sellas IP

Rights anywhere in the world, in each case as would materially limit the business of Sellas as currently conducted or planned to be conducted.

(e)        Except as set forth in Section 2.9(e) of the Sellas Disclosure Schedule, Sellas or one of its Subsidiaries solely owns all right, title, and interest to and in Sellas Owned IP Rights free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)        All documents and instruments necessary to register or apply for or renew registration of (a) all Sellas Registered IP that constitutes Sellas Owned IP Rights and, (b) to the Knowledge of Sellas, all Sellas Registered IP that constitutes Sellas Licensed IP Rights exclusively licensed to Sellas, in each case have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except as set forth in Section 2.9(e)(i) of the Sellas Disclosure Schedule.

(ii)        Each Person who is or was an employee or contractor of Sellas or any Sellas Subsidiary and who is or was involved in the creation or development of any Intellectual Property during the course of such Person’s employment by or services for Sellas or any Sellas Subsidiary has signed an agreement containing an assignment of such Intellectual Property to Sellas or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Sellas and its Subsidiaries, in each case, (a) subject to any rules, regulations, requirements or policies of any institution (e.g., university, hospital or medical center) employer of such Person, and excluding any Intellectual Property generated by such Person’s activities as an employee of such institution, and (b) except to the extent any such agreement was entered into with a third party contractor for research, development or manufacturing services on behalf of Sellas or any Sellas Subsidiary and such third party contractor reserved its rights in such third-party contractor’s pre-existing Intellectual Property and improvements thereto or generally applicable research, development or manufacturing technology. To the Knowledge of Sellas, no current or former stockholder, officer, director, employee or contractor of Sellas or any Sellas Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Sellas IP Rights purported to be owned by Sellas. To the Knowledge of Sellas, no employee or contractor of Sellas or any Sellas Subsidiary is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Sellas or such Subsidiary or (B) in breach of any Contract with any current or former employer or other Person concerning Sellas IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Sellas IP Rights.

(iii)        No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Sellas Owned IP Rights or, except as set forth in Section 2.9(e)(iii) of the Sellas Disclosure Schedule and to the Knowledge of Sellas, any Sellas IP Rights exclusively licensed to Sellas.

(iv)        Sellas and each Sellas Subsidiary has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Sellas or such Subsidiary holds, or purports to hold, as a trade secret.

(v)        Neither Sellas nor any Sellas Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Sellas IP Rights to any other Person.

(vi)        To the Knowledge of Sellas, the Sellas IP Rights constitute all Intellectual Property necessary for Sellas and its Subsidiaries to conduct its business as currently conducted or planned to be conducted.

(f)        Except as set forth in Section 2.9(f) of the Sellas Disclosure Schedule, Sellas is not a party to any Contract that, as a result of the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the grant of any license or other right to any Sellas IP Rights or impair the right of Sellas or any Sellas Subsidiaries to use, sell, license or enforce any Sellas IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not reasonably be expected to result in a Sellas Material Adverse Effect.

(g)        The currently planned manufacture, marketing, license, sale or intended use of any product or service currently under preclinical or clinical development by Sellas or any Sellas Subsidiaries (i) does not violate or constitute a breach of any Sellas IP Rights Agreement, and, (ii) to the Knowledge of Sellas, does not infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of Sellas, no third party is infringing upon or misappropriating any Sellas IP Rights, or violating any Sellas IP Rights Agreement. There is no current or, to the Knowledge of Sellas, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) against Sellas or any Sellas Subsidiary, or, to the Knowledge of Sellas, against any licensor of Sellas Licensed IP Rights contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Sellas IP Rights, nor has Sellas or any Sellas Subsidiaries received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently under preclinical or clinical development by Sellas or any Sellas Subsidiaries conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h)        Except as set forth in Section 2.9(h) of the Sellas Disclosure Schedule, each item of Sellas Owned IP Rights that is Sellas Registered IP and, to the Knowledge of Sellas, each item of Sellas Licensed IP Rights that is Sellas Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Sellas Registered IP in full force and effect (to the Knowledge of Sellas with respect to such item of Sellas Registered IP that constitutes Sellas Licensed IP Rights) have been made by the applicable deadline.

(i)        Except as set forth in Section 2.9(i) of the Sellas Disclosure Schedule, to Sellas’ Knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Sellas or any Sellas Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Sellas or any Sellas Subsidiaries has or purports to have an ownership interest has been impaired as determined by Sellas or any Sellas Subsidiaries in accordance with GAAP.

2.10        Material Contracts.

(a)      Section 2.10(a) of the Sellas Disclosure Schedule lists the following Sellas Contracts, effective as of the date of this Agreement (each, a “Sellas Material Contract” and collectively, the “Sellas Material Contracts”):

(i)        each Sellas Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other material employee benefit plans or arrangements;

(ii)        each Sellas Contract requiring payments by Sellas after the date of this Agreement in excess of $175,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by Sellas or its Subsidiaries on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Sellas’ or Sellas’ Subsidiaries’ ability to terminate employees at will;

(iii)        each Sellas Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)        each Sellas Contract relating to any agreement of indemnification not entered into in the Ordinary Course of Business;

(v)        each Sellas Contract containing (A) any covenant limiting the freedom of Sellas, its Subsidiaries or the Surviving Company to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi)        each Sellas Contract requiring capital expenditures and payments after the date of this Agreement in excess of $150,000 pursuant to its express terms and not cancelable without penalty;

(vii)        each Sellas Contract relating to the disposition or acquisition of material assets with a fair market value exceeding $75,000 or any ownership interest in any Entity;

(viii)        each Sellas Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $75,000 or creating any material

Encumbrances with respect to any assets of Sellas or any Sellas Subsidiary or any loans or debt obligations with officers or directors of Sellas;

(ix)        each Sellas Contract requiring payment by or to Sellas after the date of this Agreement in excess of $150,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Sellas; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Sellas has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Sellas has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Sellas; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Sellas or any Contract to sell, distribute or commercialize any products or service of Sellas, in each case, except for Sellas Contracts entered into in the Ordinary Course of Business;

(x)        each Sellas Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Sellas in connection with the Contemplated Transactions;

(xi)        each Sellas IP Rights Agreement other than those that are immaterial;

(xii)        each Sellas Lease; or

(xiii)        any other Sellas Contract that is not terminable at will (with no penalty or payment) by Sellas requiring payment or receipt by Sellas or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $150,000 in the aggregate.

(b)        Sellas has delivered or made available to Galena accurate and complete (except for applicable redactions thereto) copies of all Sellas Material Contracts, including all amendments thereto. There are no Sellas Material Contracts that are not in written form. Neither Sellas nor any Sellas Subsidiaries has, nor to Sellas’ Knowledge, as of the date of this Agreement has any other party to a Sellas Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Sellas Material Contract in such manner as would permit any other party to cancel or terminate any such Sellas Material Contract, or would permit any other party to seek damages that constitutes a Sellas Material Adverse Effect. As of the date of this Agreement, each Sellas Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.11        Undisclosed Liabilities. As of the date of this Agreement, neither Sellas nor any Sellas Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured

(whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Sellas Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Sellas or its Subsidiaries since the date of the Sellas Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $250,000; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Sellas or any Sellas Subsidiary under Sellas Contracts, including the reasonably expected performance of such Sellas Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.11 of the Sellas Disclosure Schedule.

2.12        Compliance; Permits; Restrictions.

(a)        Sellas and each Sellas Subsidiary are, and since July 1, 2015 each of Sellas, and its Subsidiaries has been, in material compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Sellas Material Adverse Effect. Neither Sellas nor any Sellas Subsidiaries has received any notice of violation of, or been charged with a violation of, any applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Sellas, threatened against Sellas or any Sellas Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon Sellas or any Sellas Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Sellas or any Sellas Subsidiary, any acquisition of material property by Sellas or any Sellas Subsidiary or the conduct of business by Sellas or any Sellas Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on Sellas’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b)        Sellas and the Sellas Subsidiaries hold all Governmental Authorizations which are necessary for the operation of the business of Sellas (the “Sellas Permits”) as currently conducted. Section 2.12(b) of the Sellas Disclosure Schedule identifies each Sellas Permit. Neither Sellas nor any of the Sellas Subsidiaries is in default under or in material breach or violation of (and no event has occurred that, with notice or the lapse of time or both, would constitute a default under or a breach or violation of) any term, condition or provision of any Sellas Permit. Sellas and the Sellas Subsidiaries have taken all necessary action to maintain all Sellas Permits in full force and effect, including the submission of timely and complete applications for renewal or reissuance of such Sellas Permits, and no such Sellas Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated; or (ii) modified in any adverse manner. Neither Sellas nor any of the Sellas Subsidiaries have received any notice or other communication from any Governmental Body regarding (A) any material violation of or failure to comply materially with any term or requirement of any Sellas Permit or (B) any revocation, withdrawal, suspension, cancelation, termination or material modification of any Sellas Permit. The rights and benefits of each material Sellas Permit will be available to the Surviving Company or Galena immediately after the Effective Time on terms substantially identical to those enjoyed by Sellas and the Sellas Subsidiaries immediately prior to the Effective Time except where the unavailability of such Sellas Permit would not constitute a Sellas Material Adverse Effect.

(c)        As of the date of this Agreement, each of Sellas and each Sellas Subsidiary is in material compliance with the terms of the Sellas Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Sellas, threatened, which seeks to revoke, limit, suspend, or materially modify any Sellas Permit. The rights and benefits of each material Sellas Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by Sellas and its Subsidiaries immediately prior to the Effective Time except where the unavailability of such Sellas Permit would not constitute a Sellas Material Adverse Effect.

(d)        There are no proceedings pending or, to the Knowledge of Sellas, threatened with respect to an alleged violation by Sellas or any Sellas Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Services Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(e)        Sellas and each Sellas Subsidiary holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for (i) the conduct of the business of Sellas or such Subsidiary as currently conducted, and (ii) the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Sellas Product Candidates”) (collectively, the “Sellas Regulatory Permits”). No such Sellas Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner, other than immaterial adverse modifications. Sellas and each Sellas Subsidiary is and, since July 1, 2015, has been in compliance in all material respects with the Sellas Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency alleging any material violation of or failure to comply with any material term or requirement of any Sellas Regulatory Permit. To Sellas’ Knowledge, any third-party supplier, manufacturer, or contractor that is developing or manufacturing Sellas Product Candidates for Sellas or its Subsidiaries is in compliance with all Governmental Authorizations issued by a Drug Regulatory Agency applicable to such development or manufacture except for any such noncompliance that would not constitute a Sellas Material Adverse Effect. Sellas has made available to Galena all information reasonably requested by Galena in Sellas’ or its Subsidiaries’ possession or control relating to the Sellas Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Sellas Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports, all material pre-clinical and material clinical study data; investigational new drug applications submitted to any Drug Regulatory Agency; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency. The descriptions of, protocols for, and data and other results of all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Sellas or its Subsidiaries that have been provided to Galena are true, correct, and complete.

(f)        Section 2.12(f) of the Sellas Disclosure Schedule sets forth a true, correct, and complete list of all of Sellas and its Subsidiaries products and product candidates, noting, where applicable, (i) the phase of the clinical trial or development each product or product candidate is in, and (ii) those products or product candidates where FDA or other regulatory approval, including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Sellas or its Subsidiaries or in which Sellas or its Subsidiaries or their respective current products or product candidates, including the Sellas Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with good clinical practices, standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58, 312, 314 Subpart H, 316, and 601, as applicable. Since July 1, 2015, neither Sellas nor any Sellas Subsidiaries has received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Sellas threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Sellas or any Sellas Subsidiaries or in which Sellas or any Sellas Subsidiaries or their respective current products or product candidates, including the Sellas Product Candidates, have participated.

(g)        Neither Sellas nor any of the Sellas Subsidiaries is the subject of any pending, or to the Knowledge of Sellas or the Sellas Subsidiaries, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Sellas or any of the Sellas Subsidiaries, neither Sellas nor any of the Sellas Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Sellas Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Sellas, any Sellas Subsidiaries or to the Knowledge of Sellas, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Sellas, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Sellas, any Sellas Subsidiary or any of their respective officers, employees or agents.

2.13        Tax Matters.

(a)        Sellas and each Sellas Subsidiary have timely filed all Bermuda, U.S. federal and other income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements, or have filed for applicable and allowed extensions to file such returns, and expects to file such Tax Returns within the permitted extension deadline. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No claim has ever been made by an authority in a jurisdiction where Sellas or any Sellas Subsidiary does not file Tax Returns that such company is subject to taxation by or filing requirements in that jurisdiction.

(b)        All material Taxes which have been determined to be due and owing by Sellas or any Sellas Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Sellas and any Sellas Subsidiary have been reserved for on the Sellas Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Sellas Unaudited Interim Balance Sheet, other than as set forth on Section 2.13(b) of the Sellas Disclosure Schedule, neither Sellas nor any Sellas Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business.

(c)        Sellas and each Sellas Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)        There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Sellas Unaudited Interim Balance Sheet) upon any of the assets of Sellas or any Sellas Subsidiary.

(e)        No material deficiencies for Taxes with respect to Sellas or any Sellas Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Sellas or any Sellas Subsidiary. No issues relating to Taxes of Sellas or any Sellas Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later Taxable period. Sellas has delivered or made available to Galena complete and accurate copies of all Bermuda and U.S. federal and other income Tax and all other material Tax Returns of Sellas and each Sellas Subsidiary (and the predecessors of each) for all Taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Sellas and each Sellas Subsidiary (and the predecessors of each), with respect to Bermuda and U.S. federal and other income Tax and all other material Taxes. Neither Sellas nor any Sellas Subsidiary (or any of their predecessors or authorized agents) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)        All material elections with respect to Taxes affecting Sellas or any Sellas Subsidiary as of the date hereof are set forth on Section 2.13(f) of the Sellas Disclosure Schedule. Neither Sellas nor any Sellas Subsidiary (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Sellas or any Sellas Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g)        Neither Sellas nor any Sellas Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)        Neither Sellas nor any Sellas Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i)        Neither Sellas nor any Sellas Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Sellas) for Bermuda, U.S. federal, state, local or foreign Tax purposes. Neither Sellas nor any Sellas Subsidiary has any Liability for the Taxes of any Person (other than Sellas and any Sellas Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j)        Neither Sellas nor any Sellas Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)        Neither Sellas nor any Sellas Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, material pre-paid amount or open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of Bermuda, state, local or foreign law) made or entered into on or prior to the Closing Date.

(l)        Neither Sellas nor any Sellas Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, limited liability company, business trust or, to the Knowledge of Sellas, other arrangement or contract which is treated as a partnership for Tax purposes.

(m)        Neither Sellas nor any Sellas Subsidiary has entered into any transaction identified as a “listed transaction” or reportable transaction for purposes of U.S. Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

2.14        Employee and Labor Matters; Benefit Plans.

(a)        The employment of each of the Sellas and Sellas Subsidiary employees is terminable by Sellas or the applicable Sellas Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). Sellas has made available to Galena accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Sellas employees to the extent currently effective and material.

(b)        Neither Sellas nor any Sellas Subsidiary is a party to or bound by, nor has (or has had) a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, and there are no labor organizations, trade or labor unions, employees’ associations or similar organizations representing, purporting to represent or, to the Knowledge of Sellas, seeking or threatening to represent any employees of Sellas or any Sellas Subsidiary.

(c)        There has never been, nor, to the Knowledge of Sellas, has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity or any similar activity or dispute, affecting Sellas or any Sellas Subsidiary. To the Knowledge of Sellas, no event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(d)        Neither Sellas nor any Sellas Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Sellas, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Sellas Associate, including charges of unfair labor practices or discrimination complaints.

(e)        Section 2.14(e) of the Sellas Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Sellas or any Sellas Affiliate or which is maintained by, administered or contributed to by, or required to be contributed to by Sellas, by any Sellas Subsidiaries, or by any Sellas Affiliate, or under which Sellas, by any Sellas Subsidiaries, or by any Sellas Affiliate has any current or would reasonably be expected to incur liability after the date hereof (each, a “Sellas Employee Plan”).

(f)        Except as set forth in Section 2.14(f) of the Sellas Disclosure Schedule, with respect to Sellas Options granted pursuant to the Sellas Incentive Plan, to the Knowledge of Sellas, (i) each Sellas Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Sellas Option was duly authorized no later than the date on which the grant of such Sellas Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Sellas Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Sellas Option grant was made in accordance with the terms of the Sellas Incentive Plan and all other applicable Legal Requirements and (iv) the per share exercise price of each Sellas Option was not less than the fair market value of a share of the Sellas Shares on the applicable Grant Date.

(g)        Each Sellas Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Sellas, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Sellas Employee Plan or the exempt status of any related trust.

(h)        Each Sellas Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA. Sellas, all Sellas Subsidiaries and each Sellas Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Sellas Employee Plans. Neither Sellas, nor any Sellas Subsidiaries, nor any Sellas Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Sellas Employee Plans. All contributions required to be made by Sellas or any Sellas Affiliate to any Sellas Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Sellas, is threatened against or with respect to any Sellas Employee Plan, including any audit or inquiry by the IRS, the United States Department of Labor or other Governmental Body.

(i)        Neither Sellas, nor any Sellas Subsidiaries, or any Sellas Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Sellas, nor any Sellas Subsidiaries, or any Sellas Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Sellas Employee Plan subject to ERISA and neither Sellas nor any Sellas Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(j)        No Sellas Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Sellas, nor any Sellas Subsidiaries, or any Sellas Affiliate

has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Sellas Employee Plan is a Multiemployer Plan, and neither Sellas, nor any Sellas Subsidiaries, or any Sellas Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Sellas Employee Plan is Multiple Employer Plan.

(k)        No Sellas Employee Plan provides for medical or death benefits to employees, independent contractors or directors of Sellas, any Sellas Subsidiary or any Sellas Affiliate beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Sellas Employee Plan qualified under Section 401(a) of the Code. Neither Sellas nor any Sellas Subsidiary sponsors or maintains any self-funded employee benefit plan. Except as set forth in Section 2.14(k) of the Sellas Disclosure Schedule, no Sellas Employee Plan is subject to any Legal Requirement of a foreign jurisdiction outside of the United States.

(l)        Neither Sellas nor any Sellas Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code as a result of the consummation of the Contemplated Transactions and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m)        To the Knowledge of Sellas, no payment or compensatory right pursuant to any Sellas Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Sellas or any Sellas Subsidiaries, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(n)        No Sellas Option, stock appreciation rights or other equity-based awards issue or granted by Sellas are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and guidance thereunder) maintained by or under which Sellas or any Sellas Subsidiaries makes, is obligated to make or promises to make, payments (each a “Sellas 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Sellas 409A Plan is, or to the Knowledge of Sellas will be, subject to the penalties of Code Section 409A(a)(1).

(o)        To the Knowledge of Sellas, Sellas and each Sellas Subsidiary has paid all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses. Sellas and each Sellas Subsidiary is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(p)        Sellas and each Sellas Subsidiary has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Sellas and each Sellas Subsidiary has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Sellas nor any Sellas Subsidiaries has any material unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Sellas and each Sellas Affiliate is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. To the Knowledge of Sellas, no excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Sellas Employee Plan. Neither Sellas nor any Sellas Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to Sellas. Sellas and each Sellas Affiliate has maintained all records necessary to demonstrate its compliance with the ACA.

(q)        Sellas is, and each Sellas Subsidiary are in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Sellas, threatened or reasonably anticipated against Sellas or any Sellas Subsidiaries relating to any employee, employment agreement, independent contractor, independent contractor agreement or Sellas Employee Plan. There are no pending or, to the Knowledge of Sellas, threatened or reasonably anticipated claims or actions against Sellas or any Sellas Subsidiaries, or any trustee of Sellas or any Sellas Subsidiaries under any worker’s compensation policy or long-term disability policy. Neither Sellas nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or Governmental Body with respect to employment practices.

(r)        To the Knowledge of Sellas, no current or former independent contractor of Sellas or any Sellas Subsidiaries would reasonably be deemed to be a misclassified employee. No independent contractor of Sellas is eligible to participate in any Sellas Employee Plan. Neither Sellas nor any Sellas Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Sellas nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Sellas prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(s)        Except as set forth in Section 2.14(s) of the Sellas Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Sellas or any Sellas Subsidiaries, (ii) materially increase or otherwise enhance any benefits otherwise payable by Sellas or any Sellas Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Sellas Employee Plan, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Sellas or any Sellas Subsidiaries or (v) result in the forgiveness in whole or in part of any outstanding loans made by Sellas or any Sellas Subsidiaries to any Person.

(t)        With respect to each Sellas Employee Plan, Sellas has made available to Galena a true and complete copy of, to the extent applicable, (i) such Sellas Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Sellas Employee Plan, (iv) the most recent summary plan description for each Sellas Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Sellas, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Sellas Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years ; (viii) all material written employee communications within the past three years , and (ix) all registration statements and prospectuses prepared in connection with each Sellas Employee Plan.

(u)        Section 2.14(u) of the Sellas Disclosure Schedule sets forth, with respect to each Sellas Associate, Sellas’ good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs), owed to or to be paid or provided to each Sellas Associate, and the amount by which any of such Sellas Associate’s compensation or benefits may be accelerated or increased, in each case, whether under any Sellas Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the Contemplated Transactions, or (iii) the termination of employment or service of such Sellas Associate.

2.15        Environmental Matters. Sellas and each Sellas Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Sellas and each Sellas Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and other Governmental Authorizations that is not a Sellas Material Adverse Effect. Neither Sellas, nor a Sellas Subsidiary, nor any Sellas Subsidiaries has received since July 1, 2015 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Sellas or any Sellas Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Sellas, there are no circumstances that may prevent or interfere with Sellas’ or a Sellas Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of Sellas: (i) no current or prior owner of any property leased or controlled by Sellas or any Sellas Subsidiaries has received since July 1, 2015 any written notice or other communication relating to property owned or leased at any time by Sellas or any Sellas Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Sellas or any Sellas Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Sellas nor any Sellas Subsidiaries has any material liability under any Environmental Law.

2.16        Insurance.

(a)        Sellas has delivered or made available to Galena accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Sellas and each Sellas Subsidiary, as of the date of this Agreement (other than relating to any Sellas Employee Plan). Each of such insurance policies is in full force and effect and Sellas and each Sellas Subsidiary are in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since July 1, 2015, neither Sellas nor any Sellas Subsidiary has received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy (other than relating to any Sellas Employee Plan); (b) refusal or denial of any coverage previously granted, reservation of rights or rejection of any material claim under any issued insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Sellas or any Sellas Subsidiary. To Sellas’ Knowledge, Sellas and each Sellas Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Sellas or any Sellas Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Sellas or any Sellas Subsidiary of its intent to do so.

(b)        Sellas has delivered to Galena accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Sellas and each Sellas Subsidiary as of the date of this Agreement (the “Existing Sellas D&O Policies”). Section 2.16(b) of the Sellas Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Sellas and each Sellas Subsidiary with respect to the Existing Sellas D&O Policies. All premiums for the Existing Sellas D&O Policies have been paid as of the date hereof.

2.17        Legal Proceedings; Orders.

(a)        There is no pending Legal Proceeding, and, to the Knowledge of Sellas, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Sellas or any Sellas Subsidiaries, or to the Knowledge of Sellas, any director or officer of Sellas (in his or her capacity as such) or any of the material assets owned or used by Sellas or its Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, in each case, except for any Legal Proceedings that would not constitute a Sellas Material Adverse Effect. To the Knowledge of Sellas, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)        There is no outstanding order, writ, injunction, judgment or decree to which Sellas or any Sellas Subsidiary, or any of the material assets owned or used by Sellas or any Sellas Subsidiary, is subject. To the Knowledge of Sellas, no officer of Sellas or any Sellas Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Sellas from engaging in or continuing any conduct, activity or practice relating to the business of Sellas or any Sellas Subsidiary or to any material assets owned or used by Sellas or any Sellas Subsidiary.

2.18        FCPA and Anti-Corruption. Neither Sellas nor any Sellas Subsidiary has, and none of any of Sellas’ or any Sellas Subsidiary’s directors, managers or employees or, to the Knowledge of Sellas, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Sellas or any Sellas Subsidiary or in connection with the business of Sellas or any Sellas Subsidiary, has in the last five (5) years or any applicable statute of limitations period if longer than five (5) years, (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose in violation of any applicable Legal Requirement, or (ii) otherwise violated (a) the FCPA; (b) the Bribery Act; or (c) other applicable Bribery Legislation or U.S. export controls, sanctions, or embargoes (in each case to the extent applicable).

2.19        Inapplicability of Anti-takeover Statutes. No state takeover statute or similar Legal Requirement applicable to Sellas applies or purports to apply to the Merger, this Agreement, the Sellas Stockholder Support Agreements or any of the other Contemplated Transactions.

2.20        No Financial Advisor. Except as set forth in Section 2.20 of the Sellas Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Sellas or any Sellas Subsidiaries.

2.21        Disclosure. The information supplied by Sellas and each Sellas Subsidiary for inclusion in the Proxy Statement / Prospectus / Information Statement (including any Sellas Financials) will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Galena Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.22        Bank Accounts; Deposits.

(a)        Section 2.22(a) of the Sellas Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Sellas or any of the Sellas Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date of this Agreement and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)        All existing accounts receivable of Sellas and the Sellas Subsidiaries (including those accounts receivable reflected on the Sellas Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Sellas Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Sellas and the Sellas Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and collectible in full when due, without any counterclaim or set off. All deposits of Sellas and the Sellas Subsidiaries (including those set forth on the Sellas Unaudited Interim Balance Sheet) are fully refundable to Sellas or the applicable Sellas Subsidiary.

2.23        Related Party Transactions. Except as set forth in Section 2.23 of the Sellas Disclosure Schedule, there are no obligations of Sellas or any Sellas Subsidiary to, or Contracts with, current or former Affiliates, officers, directors, stockholders or employees of Sellas or any Sellas Subsidiary, or their respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of Sellas, (c) benefits due under a Sellas Employee Plan and ordinary course fringe benefits and (d) agreements relating to outstanding Sellas Options, Sellas RSUs and Sellas Warrants. To Sellas’ Knowledge, no officer, director or employee of Sellas or any Sellas Subsidiary or any Sellas Stockholder is directly interested in any Sellas Material Contract. Except as set forth in Section 2.23 of the Sellas Disclosure Schedule, neither

Sellas, nor any Sellas Subsidiary, nor any of their respective Affiliates, directors, officers or employees (i) possess, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Entity that is a material supplier, contractor lessor, lessee or competitor of Sellas or any Sellas Subsidiary or (ii) has any material claim or cause of action against Sellas or any Sellas Subsidiary.

2.24        Exclusivity of Representations; Reliance.

(a)        Except as expressly set forth in this Article 2, neither Sellas, the Sellas Subsidiaries, nor any Person on behalf of Sellas or the Sellas Subsidiaries has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Sellas or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)        Sellas acknowledges and agrees that, except for the representations and warranties of Galena and Merger Sub set forth in Article 3, neither Sellas nor its Representatives is relying on any other representation or warranty of Galena, Merger Sub, or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF GALENA AND MERGER SUB

Galena and Merger Sub represent and warrant to Sellas as follows, except as set forth in the written disclosure schedule delivered by Galena to Sellas (the “Galena Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Galena Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Galena Disclosure Schedule by reference to another section or subsection of the Galena Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Galena Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Galena Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Galena Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1        Subsidiaries; Due Organization; Organizational Documents.

(a)        Other than Merger Sub, Galena does not have any Subsidiaries and Galena does not own any capital stock of, or any equity interest of any nature in, any other Entity, except as set forth in Section 3.1(a) of the Galena Disclosure Schedule (inclusive of Merger Sub, the “Galena Subsidiaries”). Galena has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Galena has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)        Each of Galena and the Galena Subsidiaries is a company or corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Galena Contracts.

(c)        Each of Galena and the Galena Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Galena Material Adverse Effect.

(d)        Each director and officer of Galena and the Galena Subsidiaries as of the date of this Agreement is set forth in Section 3.1(d) of the Galena Disclosure Schedule.

(e)        Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions to which it is a party. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f)        Galena has delivered or made available to Sellas accurate and complete copies of (i) the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Galena and the Galena Subsidiaries; and (ii) any code of conduct or similar policy adopted by Galena or by the Galena Board of Directors or any committee thereof. Neither Galena nor any Galena Subsidiary is in breach or violation of any material provision of their respective certificates of incorporation or bylaws, except as would not reasonably be expected to have, individually or in the aggregate, a Galena Material Adverse Effect.

3.2         Authority; Vote Required.

(a)        Each of Galena and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Galena Stockholder Votes and the Required Merger Sub Stockholder Vote, to enter into the Bermuda Merger Agreement and to consummate the Contemplated Transactions. The

Galena Board of Directors has: (i) determined that the Merger is advisable and in the best interests of Galena and the Galena Stockholders; (ii) determined that the Merger consideration is fair to Galena, and the consideration to be received in exchange for the issuance of Galena Common Stock in the Merger exceeds the aggregate par value of the Galena Common Stock to be issued in the Merger; (iii) approved this Agreement, the Bermuda Merger Agreement, the Merger, the Galena Stockholder Matters, the Other Galena Stockholder Matters and the Contemplated Transactions; (iv) determined to recommend that the Galena Stockholders vote to approve (a) the Galena Stockholder Matters and the Other Galena Stockholder Matters; and (v) approved the Galena Stockholder Support Agreements and the transactions contemplated thereby. The board of directors of Merger Sub has: (i) approved the Merger; (ii) determined that the Merger is in the best interests of Merger Sub and Holdings II, its sole shareholder; (iii) approved the execution, delivery and performance of this Agreement and the Bermuda Merger Agreement; and (iv) approved the Contemplated Transactions. This Agreement has been duly executed and delivered by Galena and Merger Sub and, assuming the due authorization, execution and delivery by Sellas, constitutes the legal, valid and binding obligation of Galena and Merger Sub, enforceable against Galena and Merger Sub in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)        (A) The affirmative vote of the holders of a majority of outstanding shares of Galena Common Stock is the only vote of the holders of any class or series of Galena Capital Stock necessary to approve the proposals in clauses 5.3(a)(i)(1) and 5.3(a)(i)(7) and (B) the affirmative vote of the holders of a majority of shares of Galena Stock cast on the proposals in clauses 5.3(a)(i)(2)-(7) is the only vote of the holders of any class or series of Galena Capital Stock necessary to approve the proposals in clauses 5.3(a)(i)(2)-(7). The required votes specified in this paragraph with respect to the matters specified in clauses 5.3(a)(i)(1), 5.3(a)(i)(3) and 5.3(a)(i)(4) shall be referred to herein as the “Required Galena Stockholder Votes,” and the votes specified in this paragraph with respect to the matters specified in clauses 5.3(a)(i)(2), 5.3(a)(i)(5), 5.3(a)(i)(6), 5.3(a)(i)(7) 5.3(a)(i)(8) shall be referred to herein as the “Other Galena Stockholder Votes,” and the Required Galena Stockholder Votes and the Other Galena Stockholder Votes shall be collectively referred to herein as the “Galena Stockholder Votes.”

(c)        The affirmative vote of the sole shareholder of Merger Sub is the only vote of the holders of any class or series of Merger Sub Capital Stock necessary to adopt this Agreement and the Bermuda Merger Agreement and approve the Merger and the applicable Contemplated Transactions (the “Required Merger Sub Stockholder Vote”).

3.3        Non-Contravention; Consents.

(a)        The execution and delivery of this Agreement by Galena and Merger Sub does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Galena and Merger Sub will not, subject to obtaining the Galena Stockholder Votes and the Required Merger Sub Stockholder Vote, (i) conflict with or violate the certificate of incorporation or bylaws of Galena or any of the Galena Subsidiaries or the memorandum of association and bye-laws of Merger Sub; (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to

Galena or the Galena Subsidiaries or by which its or any of their respective properties is bound or affected; or (iii) except for filings as may be required under applicable federal and state securities laws or the rules of NASDAQ, require Galena or the Galena Subsidiaries to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Galena’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Galena or the Galena Subsidiaries pursuant to, any Galena Material Contract.

(b)        No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Galena or the Galena Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Merger Application with the Registrar pursuant to the Companies Act, and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws or the rules of NASDAQ.

3.4        Capitalization.

(a)        The authorized capital stock of Galena as of the date of this Agreement consists of: (i) 350,000,000 shares of shares of common stock, par value $0.0001 per share (the “Galena Common Stock”), of which 38,629,908 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are outstanding as of the date of this Agreement. In addition, Galena holds 33,750 issued shares of its Galena Common Stock in treasury. All of the issued and outstanding shares of Galena Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding Galena Warrants to purchase 19,556,851 shares of Galena Common Stock. Section 3.4(a) of the Galena Disclosure Schedule lists, as of the date of this Agreement (A) each record holder of issued and outstanding Galena Common Stock and the number of shares of Galena Common Stock held by each such record holder and (B) (1) each holder of issued and outstanding Galena Warrants, (2) the number and type of shares subject to such Galena Warrants, (3) the exercise price of each such Galena Warrant, and (4) the termination date of each such Galena Warrant.

(b)        Except for the 2016 Galena Biopharma, Inc. Incentive Plan (the “Galena 2016 Incentive Plan”), Galena does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Galena has reserved 1,325,000 shares of Galena Common Stock for issuance under the Galena 2016 Incentive Plan. As of the date of this Agreement, of such reserved shares of Galena Common Stock, (i) 252,053 shares have been issued pursuant to the exercise of outstanding options and options to purchase 504,099 shares have been granted and are currently outstanding, (ii) 397,054 shares of Galena Common Stock remain available for future issuance pursuant to the Galena 2016 Incentive Plan. Section 3.4(b) of the Galena Disclosure Schedule sets forth the following information with respect to each Galena Option outstanding, as of the date of this Agreement: (1) the name of the optionee, (2) the number of shares of Galena Common Stock subject to such

Galena Option as of the date of this Agreement, (3) the exercise price of such Galena Option, (4) the date on which such Galena Option was granted, (5) the date on which such Galena Option expires, and (6) the vesting schedule applicable to such Galena Option, including the extent vested to date and whether by its terms the vesting of such Galena Option would be accelerated by the Contemplated Transactions.

(c)        Except for the outstanding Galena Warrants set forth on Section 3.4(a) of the Galena Disclosure Schedule, the Galena Options set forth on Section 3.4(b) of the Galena Disclosure Schedule, contingent value rights set forth on Section 3.4(c) of the Galena Disclosure Schedule and the Debenture, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Galena or the Galena Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Galena or the Galena Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Galena or the Galena Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Galena or the Galena Subsidiaries. Neither Galena nor the Galena Subsidiaries have any outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(d)        Except as set forth in Section 3.4(d) of the Galena Disclosure Schedule, (i) none of the outstanding shares of Galena Capital Stock or Merger Sub Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Galena Capital Stock or Merger Sub Capital Stock are subject to any right of first refusal in favor of Galena or Merger Sub, as applicable; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Galena or the Galena Subsidiaries having a right to vote on any matters on which the Galena Stockholders or the sole shareholder of Merger Sub, as applicable, have a right to vote; (iv) there is no Galena Contract to which Galena or any of the Galena Subsidiaries are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Galena Capital Stock or capital stock of any of the Galena Subsidiaries. Except as set forth in Section 3.4(d) of the Galena Disclosure Schedule, neither Galena nor the Galena Subsidiaries are under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Galena Capital Stock, capital stock of any of the Galena Subsidiaries, Merger Sub Capital Stock or other securities.

(e)        The authorized share capital of Merger Sub consists of 1,000 ordinary shares of par value $1.00 per share (“Merger Sub Capital Stock”), two (2) of which is, and at the Effective Time will be, issued and outstanding and held of record by Holdings II. The issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(f)        All outstanding shares of Galena Capital Stock and Merger Sub Capital Stock, as well as all Galena Options and all Galena Warrants, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

3.5        SEC Filings; Financial Statements.

(a)        Except as set forth in Section 3.5(a) of the Galena Disclosure Schedule, since July 1, 2015, Galena has filed or furnished (as applicable) on a timely basis all forms, reports and documents (including all exhibits, schedules and annexes thereto) required to be filed with or furnished to the SEC under applicable Legal Requirements, including any amendments or supplements thereto (collectively, together with all documents filed on a voluntary basis on Form 8-K and together with all documents and information incorporated by reference therein, the “Galena SEC Documents”). Galena has made available to Sellas accurate and complete copies of all Galena SEC Documents, except for documents that have been filed electronically on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Galena SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), including in each case, the rules and regulations promulgated thereunder, and none of the Galena SEC Documents at the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 or 15d-14 promulgated under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to any Galena SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements, and no current or former executive officer of Galena has failed to make the Certifications required of him or her. Galena has made available to Sellas true and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and Galena, on the other, since July 1, 2015, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Galena. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or NASDAQ with respect to Galena SEC Documents. To the Knowledge of Galena, none of Galena SEC Documents are the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Galena.

(b)        The financial statements (including any related notes) contained or incorporated by reference in the Galena SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Galena and the Galena Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Galena for the periods covered thereby. Other than as expressly disclosed in the Galena SEC Documents filed prior to the date hereof, there has been no material change in Galena’s accounting methods or principles that would be required to be disclosed in Galena’s financial statements in accordance with GAAP. The books of account and other financial records of Galena and the Galena Subsidiaries are true and complete in all material respects.

(c)        Since October 30, 2007, the date of the first Form S-1 filing of Galena’s predecessor, Galena’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Galena, “independent” with respect to Galena within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Galena, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)        Except as set forth in Section 3.5(d) of the Galena Disclosure Schedule, from July 1, 2015 through the date hereof, Galena has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Galena Common Stock on The NASDAQ Capital Market (or such other NASDAQ market on which the Galena Common Stock then trades). Galena has not disclosed any unresolved comments in the Galena SEC Documents.

(e)        Since July 1, 2015, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Galena, the Galena Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)        Except as set forth on Section 3.5(f) of the Galena Disclosure Schedule, Galena is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The NASDAQ Capital Market.

(g)        Galena maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Galena maintains records that in reasonable detail accurately and fairly reflect Galena’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Galena Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Galena’s assets that could have a material effect on Galena’s financial statements. Galena has evaluated the effectiveness of Galena’s internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable Galena SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Galena has disclosed to Galena’s auditors and the Audit Committee of the Galena Board of Directors (and made available to Sellas a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Galena’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Galena’s internal control over financial reporting. Except as disclosed in the Galena SEC Documents filed prior to the date hereof, Galena has not identified any material weaknesses in the design or operation of Galena’s internal control over financial reporting. Since July 1, 2015, there have been no material changes in Galena’s internal control over financial reporting.

(h)        Galena’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Galena in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Galena’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications. Galena has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Galena’s outside auditors and the audit committee of Galena’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material way Galena’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Galena’s “internal control over financial reporting.” Any material change in internal control over financial reporting required to be disclosed in any Galena SEC Document has been so disclosed. In accordance with Rule 13a-15(b) under the Exchange Act, Galena has evaluated the effectiveness of Galena’s disclosure controls and procedures and, to the extent required by applicable Legal Requirements, presented in any applicable Galena SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and, to the extent required by applicable Legal Requirements, disclosed in such report or amendment any change in Galena’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Galena’s internal control over financial reporting. Galena’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Galena maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016.

(i)        Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), Galena has not made, arranged, modified (in any material respect) or forgiven personal loans to any executive officer or director of Galena.

(j)        Since July 1, 2015, (i) Galena has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Galena’s internal accounting controls relating to periods after July 1, 2015, including any material complaint, allegation, assertion or claim that Galena has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing Galena, whether or not employed by Galena, has reported evidence of a material violation of securities Legal Requirements, breach of fiduciary duty or similar violation, relating to periods after July 1, 2015, by Galena or agents to Galena’s Board of Directors or any committee thereof or, to the Knowledge of Galena, to any director or officer of Galena.

3.6        Absence of Changes. Except as set forth in Section 3.6 of the Galena Disclosure Schedule, between March 31, 2017 and the date of this Agreement, each of Galena and the Galena Subsidiaries have conducted its business in the Ordinary Course of Business and there has not been (a) any Galena Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Sellas pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7        Title to Assets. Each of Galena and the Galena Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Galena Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Galena or any Galena Subsidiary; and (iii) liens listed in Section 3.7 of the Galena Disclosure Schedule.

3.8        Real Property; Leaseholds. Neither Galena nor any Galena Subsidiary currently own, nor has it or any of its former Subsidiaries ever owned, any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 3.8 of the Galena Disclosure Schedule (the “Galena Leases”), which are each in full force and effect, with no existing material default thereunder.

3.9        Intellectual Property.

(a)        Galena, directly or through a Galena Subsidiary, owns, or has the right to use all Galena IP Rights, and has the right to bring actions for the infringement of all Galena Owned IP Rights and Galena Licensed IP Rights exclusively licensed to Galena or its Subsidiary.

(b)        Section 3.9(b) of the Galena Disclosure Schedule is an accurate, true and complete listing of all Galena Registered IP.

(c)        Section 3.9(c) of the Galena Disclosure Schedule accurately identifies (i) all Galena IP Rights licensed to Galena or any Galena Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Galena’s or any Galena Subsidiary’s products or services (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), (C) non-disclosure agreements and template agreements entered into in the Ordinary Course of Business; and (D) agreements between Galena or any Galena Subsidiaries and their respective employees and consultants; (ii) the corresponding Galena Contracts pursuant to which such Galena IP Rights are licensed to Galena or any Galena Subsidiary; (iii) whether the license or licenses granted to Galena or any Galena Subsidiary are exclusive or non-exclusive; and (iv) whether, to Galena’s Knowledge, any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Galena IP Rights.

(d)        Section 3.9(d) of the Galena Disclosure Schedule accurately identifies each Galena Contract pursuant to which any Person (other than Galena or Galena Subsidiary) has been granted by Galena or any Galena Subsidiaries any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Galena IP Rights (in each case, other than non-disclosure agreements or non-exclusive licenses entered into in the Ordinary Course of Business). Galena is not bound by, and no Galena Owned IP Rights (and to the Knowledge of Galena, no Galena Licensed IP Rights) are subject to, any Contract containing any covenant or contractual obligation that in any way limits or restricts the ability of Galena or any Galena Subsidiary to use, exploit, assert or enforce any Galena IP Rights anywhere in the world, in each case as would materially limit the business of Galena as currently conducted or planned to be conducted.

(e)        Galena or one Galena Subsidiary solely owns all right, title, and interest to and in Galena Owned IP Rights free and clear of any Encumbrances. Without limiting the generality of the foregoing and except as set forth in Section 3.9(e) of the Galena Disclosure Schedule:

(i)        All documents and instruments necessary to register or apply for or renew registration of (a) all Galena Registered IP that constitutes Galena Owned IP Rights and, (b) to the Knowledge of Galena, all Galena Registered IP that constitutes Galena Licensed IP Rights exclusively licensed to Galena, in each case have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(ii)        Each Person who is or was an employee or contractor of Galena or any Galena Subsidiary and who is or was involved in the creation or development of any Intellectual Property during the course of such Person’s employment by or services for Galena or any Galena Subsidiary has signed an agreement containing an assignment of such Intellectual Property to Galena or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Galena and its Subsidiaries, in each case, (a) subject to any rules, regulations, requirements or policies of any institution (e.g., university, hospital or medical center) employer of such Person, and excluding any Intellectual Property generated by such Person’s activities as an employee of such institution, and (b) except to the extent any such agreement was entered into with a third party contractor for research, development or manufacturing services on behalf of Galena or any Galena Subsidiary and such third party contractor reserved its rights in such third-party contractor’s pre-existing Intellectual Property and improvements thereto or generally applicable research, development or manufacturing technology. To the Knowledge of Galena, no current or former stockholder, officer, director, employee or contractor of Galena or any Galena Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Galena IP Rights purported to be owned by Galena. To the Knowledge of Galena, no employee or contractor of Galena or any Galena Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Galena or such Subsidiary or (b) in breach of any Contract with any current or former employer or other Person concerning Galena IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Galena IP Rights.

(iii)        No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Galena Owned IP Rights or, to the Knowledge of Galena, any Galena IP Rights exclusively licensed to Galena.

(iv)        Galena and each Galena Subsidiary has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Galena or such Subsidiary holds, or purports to hold, as a trade secret.

(v)        Neither Galena nor any Galena Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Galena IP Rights to any other Person.

(vi)        To the Knowledge of Galena, the Galena IP Rights constitute all Intellectual Property necessary for Galena and the Galena Subsidiaries to conduct its business as currently conducted or planned to be conducted.

(f)        Galena is not a party to any Contract that, as a result of the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the grant of any license or other right to any Galena IP Rights or impair the right of Galena or the Surviving Company and its Subsidiaries to use, sell, license or enforce any Galena IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not reasonably be expected to result in a Galena Material Adverse Effect.

(g)        The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Galena or any Galena Subsidiaries (i) does not violate or constitute a breach of any Galena IP Rights Agreement, and, (ii) to the Knowledge of Galena, does not infringe or misappropriate any Intellectual Property right of any other party. To the Knowledge of Galena, no third party is infringing upon or misappropriating any Galena IP Rights, or violating any Galena IP Rights Agreement. There is no current or, to the Knowledge of Galena, pending challenge, claim or

Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) against Galena or any Galena Subsidiary, or, to the Knowledge of Galena, against any licensor of Galena Licensed IP Rights contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Galena IP Rights, nor has Galena or any Galena Subsidiaries received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Galena or any Galena Subsidiaries conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h)        Each item of Galena Owned IP Rights that is Galena Registered IP and, to the Knowledge of Galena, each item of Galena Licensed IP Rights that is Galena Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Galena Registered IP in full force and effect (to the Knowledge of Galena with respect to such item of Galena Registered IP that constitutes Galena Licensed IP Rights) have been made by the applicable deadline.

(i)        To Galena’s Knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Galena or any Galena Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Galena or any Galena Subsidiaries has or purports to have an ownership interest has been impaired as determined by Galena or any Galena Subsidiaries in accordance with GAAP.

3.10        Material Contracts.

(a)        Section 3.10(a) of the Galena Disclosure Schedule identifies each Galena Contract that is in effect as of the date of this Agreement (the “Galena Material Contracts” and, each, a “Galena Material Contract”) that is:

(i)        a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)        a Galena Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(iii)        a Galena Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by Galena or its Subsidiaries on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Galena’s or its Subsidiaries’ ability to terminate employees at will;

(iv)       a Galena Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan with any employee or individual consultant, independent contractor or director, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(v)        a Galena Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business, where material indemnification or guaranty is provided by Galena or Galena Subsidiary to a third party;

(vi)        a Galena Contract containing (A) any covenant limiting the freedom of Galena, any Galena Subsidiary or the Surviving Company to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vii)        a Galena Contract relating to capital expenditures and involving obligations after the date of this Agreement in excess of $50,000 and not cancelable without penalty, other than purchase orders for the purchase of inventory in the Ordinary Course of Business;

(viii)     a Galena Contract relating to the disposition or acquisition of material assets with a fair market value exceeding $50,000, or any ownership interest in any Entity;

(ix)        a Galena Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of Galena or any Galena Subsidiary or any loans or debt obligations with officers or directors of Galena;

(x)        a Galena Contract relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Galena; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Galena has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Galena has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Galena; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Galena or any Contract to sell, distribute or commercialize any products or service of Galena, except agreements in the Ordinary Course of Business;

(xi)        a Galena Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Galena in connection with the Contemplated Transactions;

(xii)        a Galena IP Rights Agreement other than those that are immaterial;

(xiii)        a Galena Lease; or

(xiv)        any other Galena Contract that is not terminable at will (with no penalty or payment) by Galena (i) requiring payment or receipt by Sellas or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (ii) that is material to the business or operations of Galena.

(b)        Galena has delivered or made available to Sellas accurate and complete (except for applicable redactions thereto) copies of all Galena Material Contracts, including all amendments thereto. There are no Galena Material Contracts that are not in written form. Neither Galena nor any of the Galena Subsidiaries has, nor to Galena’s Knowledge, as of the date of this Agreement has any other party to a Galena Material Contract breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Galena Material Contract in such manner as would permit any other party to cancel or terminate any such Galena Material Contract, or would permit any other party to seek damages that constitutes a Galena Material Adverse Effect. As of the date of this Agreement, each Galena Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.11        Undisclosed Liabilities. As of the date of this Agreement, neither Galena nor any Galena Subsidiary has any Liability, except for: (a) Liabilities identified as such in the “liabilities” column of the Galena Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Galena or its Subsidiaries since the date of the Galena Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Galena under Galena Contracts, including the reasonably expected performance of such Galena Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.11 of the Galena Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

3.12        Compliance; Permits; Restrictions.

(a)        Except as set forth on Section 3.12(a) of the Galena Disclosure Schedule, Galena and each Galena Subsidiary are, and since July 1, 2015 each of Galena and its Subsidiaries and former Subsidiaries has been, in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute a Galena Material Adverse Effect. Neither Galena nor any Galena Subsidiaries has received any notice of violation of, or been charged with a violation of, any applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Galena, threatened against Galena or any Galena Subsidiary. Except as set forth on Section 3.12(a) of the Galena Disclosure Schedule, there is no Contract, judgment, injunction, order or decree binding upon Galena or any Galena Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Galena or any Galena Subsidiary, any acquisition of material property by Galena or any Galena Subsidiary or the conduct of business by Galena or any Galena Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on Galena’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b)        Galena and the Galena Subsidiaries hold all Governmental Authorizations that are necessary for the operation Galena business (collectively, the “Galena Permits”) as currently conducted. Section 3.12(b) of the Galena Disclosure Schedule identifies each Galena Permit. Neither Galena nor any of the Galena Subsidiaries are in default under or in material breach or violation of (and no event has occurred that, with notice or the lapse of time or both, would constitute a default under or a breach or violation of) any term, condition or provision of any Galena Permit. Galena and the Galena Subsidiaries have taken all necessary action to maintain all Galena Permits in full force and effect, including the submission of timely and complete applications for renewal or reissuance of such Galena Permits, and no such Galena Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated; or (ii) modified in any adverse manner. Neither Galena nor any of the Galena Subsidiaries have received any notice or other communication from any Governmental Body regarding (A) any material violation of or failure to comply materially with any term or requirement of any Galena Permit or (B) any revocation, withdrawal, suspension, cancelation, termination or material modification of any Galena Permit. The rights and benefits of each material Galena Permit will be available to Galena immediately after the Effective Time on terms substantially identical to those enjoyed by Galena and the Galena Subsidiaries immediately prior to the Effective Time except where the unavailability of such Galena Permit would not constitute a Galena Material Adverse Effect.

(c)        Except as set forth in Section 3.12(c) of the Galena Disclosure Schedule, there are no proceedings pending or, to the Knowledge of Galena, threatened with respect to an alleged violation by Galena or any Galena Subsidiaries of the FDCA, the PHSA, FDA regulations adopted thereunder, the Controlled Substances Act, or any other similar Legal Requirements promulgated by the FDA, or other comparable Drug Regulatory Agency.

(d)        Galena and each Galena Subsidiary holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for (i) the conduct of the business of Galena or such Subsidiary as currently conducted, and (ii) the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Galena Product Candidates”) (collectively, the “Galena Regulatory Permits”). No such Galena Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner, other than immaterial adverse modifications. Galena and each Galena Subsidiary is and, since July 1, 2015, has been in compliance in all material respects with the Galena Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency alleging any material violation of or failure to comply with any material term or requirement of any Galena Regulatory Permit. To Galena’s Knowledge, any third-party supplier, manufacturer, or contractor that is developing or manufacturing Galena Product Candidates for Galena or its Subsidiaries is in compliance with all Governmental Authorizations issued by a Drug Regulatory Agency applicable to such development or manufacture except for any such noncompliance that would not constitute a Galena Material Adverse Effect. Galena has made available to Sellas all information reasonably requested by Sellas in Galena’s or its Subsidiaries’ possession or control relating to Galena

Product Candidates and the development, clinical testing, manufacturing, importation and exportation of Galena Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports, all material pre-clinical and material clinical study data; investigational new drug applications submitted to any Drug Regulatory Agency; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency, and meeting minutes with any Drug Regulatory Agency. The descriptions of, protocols for, and data and other results of all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Galena or its Subsidiaries that have been provided to Sellas are true, correct, and complete.

(e)        Section 3.12(e) of the Galena Disclosure Schedule sets forth a true, correct, and complete list of all of Galena and its Subsidiaries products and product candidates, noting, where applicable, (i) the phase of the clinical trial or development each product or product candidate is in, and (ii) those products or product candidates where FDA or other regulatory approval, including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Galena or its Subsidiaries or in which Galena or its Subsidiaries or their respective current products or product candidates, including the Galena Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with good clinical practices, standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58, 312, 314 Subpart H, 316, and 601, as applicable. Since July 1, 2015, neither Galena nor any Galena Subsidiaries has received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Galena threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Galena or any Galena Subsidiaries or in which Galena or any Galena Subsidiaries or their respective current products or product candidates, including the Galena Product Candidates, have participated.

(f)        Neither Galena nor any of the Galena Subsidiaries is the subject of any pending, or to the Knowledge of Galena or the Galena Subsidiaries, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Galena or any of the Galena Subsidiaries, neither Galena nor any of the Galena Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Galena Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Galena, any Galena Subsidiaries or to the Knowledge of Galena, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Galena, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Galena, any Galena Subsidiary or any of their respective officers, employees or agents.

3.13        Tax Matters.

(a)        Galena, each of its former Subsidiaries, and each Galena Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements or have filed for applicable and allowed extensions to file such returns, and expects to file such Tax Returns within the permitted extension deadline. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. No claim has ever been made by an authority in a jurisdiction where Galena, each of its former Subsidiaries, or any Galena Subsidiary does not file Tax Returns that such company is subject to taxation by or filing requirements in that jurisdiction.

(b)        All material Taxes which have been determined to be due and owing by Galena, any of its former Subsidiaries, or any Galena Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Galena, each of its former Subsidiaries, and each Galena Subsidiary have been reserved for on the Galena Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Galena Unaudited Interim Balance Sheet, other than as set forth on Section 3.13(b) of the Galena Disclosure Schedule, neither Galena nor any Galena Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business.

(c)        Galena and each Galena Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)        There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made on Galena’s Unaudited Interim Balance Sheet) upon any of the assets of Galena or any Galena Subsidiary.

(e)        No material deficiencies for Taxes with respect to Galena or any Galena Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Galena or any Galena Subsidiary. No issues relating to Taxes of Galena or any Galena Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later Taxable period. Galena has delivered or made available to Sellas complete and accurate copies of all federal income Tax and all other material Tax Returns of Galena and each Galena Subsidiary (and the predecessors of each) for all Taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Galena and each Galena Subsidiary (and the predecessors of each) with respect to federal income Tax and all other material Taxes. Neither Galena nor any Galena Subsidiary (or any of their predecessors or authorized agents or any affiliated group filing consolidated, combined or unitary Tax Returns of which Galena, any of its former subsidiaries, or any Galena Subsidiary was a member for any tax year during which such entity was a member of such a group) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)        All material elections with respect to Taxes affecting Galena or any Galena Subsidiary as of the date hereof are set forth on Section 3.13(f) of the Galena Disclosure Schedule. Neither Galena nor any Galena Subsidiary (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Galena or any Galena Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g)        Neither Galena nor any Galena Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)        Neither Galena nor any Galena Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i)        Since January 1, 2013, neither Galena nor any Galena Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Galena) for federal, state, local or foreign Tax purposes. Neither Galena nor any Galena Subsidiary has any Liability for the Taxes of any Person (other than Galena and any Galena Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(j)        Neither Galena nor any Galena Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k)        Neither Galena nor any Galena Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, limited liability company, business trust, or, to the Knowledge of Galena, other arrangement or contract which is treated as a partnership for Tax purposes.

(l)        Neither Galena nor any Galena Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, material pre-paid amount or open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m)        Neither Galena nor any Galena Subsidiary has entered into any transaction identified as a “listed transaction” or reportable transaction for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.14        Employee and Labor Matters; Benefit Plans.

(a)        The employment of each of the Galena and Galena Subsidiary employees is terminable by Galena and Galena Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). Galena has made available to Sellas accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Galena Associates to the extent currently effective and material.

(b)        Neither Galena nor any Galena Subsidiary is a party to, bound by, or has, or had, a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, and there are no labor organizations, trade or labor unions, employees’ associations or similar organizations representing, purporting to represent or, to the Knowledge of Galena, seeking or threatening to represent any employees of Galena or any Galena Subsidiary.

(c)        Section 3.14(c) of the Galena Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Galena or any Galena Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Galena, any of Galena’s current or former Subsidiaries or any Galena Affiliate, or under which Galena, any of Galena’s current or former Subsidiaries or any Galena Affiliate has incurred or may incur any liability (each, a “Galena Employee Plan”).

(d)        With respect to each Galena Employee Plan, Galena has made available to Sellas a true and complete copy of, to the extent applicable, (i) such Galena Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Galena Employee Plan, (iv) the most recent summary plan description for each Galena Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Galena, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Galena Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years; (vii) all non-discrimination tests for the most recent three plan years; (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts; (ix) all material written employee communications within the past three years, and (x) all registration statements and prospectuses prepared in connection with each Galena Employee Plan.

(e)        Each Galena Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Galena, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Galena Employee Plan or the exempt status of any related trust. Each Galena Employee Plan has been maintained in compliance in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Except as set forth on Section 3.14(e)(i) of the Galena Disclosure Schedule, each Galena Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to Galena, the Surviving Company, Sellas or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Except as set forth on Section 3.14(e)(ii) of the Galena Disclosure Schedule, neither Galena nor any Galena Subsidiary or Galena Affiliate has announced its intention to modify or amend any Galena Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Galena Employee Plan, and to the Knowledge of Galena, each asset held under such Galena Employee Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability. Galena, each of its current and former Subsidiaries and each Galena Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Galena Employee Plans. Neither Galena, any of its current or former Subsidiaries, nor any Galena Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Galena Employee Plans. All contributions required to be made by Galena, any of its current or former Subsidiaries or any Galena Affiliate to any Galena Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Galena, is threatened, against or with respect to any Galena Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(f)        Neither Galena, nor any of its current or former Subsidiaries or any Galena Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has

otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Galena, nor any of its current or former Subsidiaries or any Galena Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Galena Employee Plan subject to ERISA and neither Galena, nor any of its current or former Subsidiaries or any Galena Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(g)        No Galena Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Galena, nor any of its current or former Subsidiaries or any Galena Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Galena Employee Plan is a Multiemployer Plan, and neither Galena, nor any of its current or former Subsidiaries or any Galena Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Galena Employee Plan is a Multiple Employer Plan.

(h)        To the Knowledge of Galena, no Galena Employee Plan provides for medical or death benefits to employees, independent contractors or directors of Galena, any Galena Subsidiary or any Galena Affiliate beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Galena Employee Plan qualified under Section 401(a) of the Code. Neither Galena nor any Galena Subsidiary or Galena Affiliate sponsors or maintains any self-funded employee benefit plan. No Galena Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(i)        To the Knowledge of Galena, no payment or compensatory right pursuant to any Galena Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Galena or any of its current or former Subsidiaries, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(j)        With respect to Galena Options granted pursuant to the Galena 2016 Incentive Plan, (i) each Galena Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Galena Option was duly authorized no later than the date on which the grant of such Galena Option was by its terms to be effective (the “Galena Grant Date”) by all necessary corporate action, including, as applicable, approval by the Galena Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Galena Option grant was made in accordance with the terms of the applicable Galena 2016 Incentive Plan, the Exchange Act and all other applicable Legal Requirements, including the rules of NASDAQ and any other exchange on which Galena securities are traded, (iv) the per share exercise price of each Galena Option was not less than the fair market value of a share of Galena Common Stock on the applicable Galena Grant Date and (v) each such Galena Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Galena and disclosed in Galena filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable Legal

Requirements. Galena has not knowingly granted, and there is no and has been no policy or practice of Galena of granting, Galena Options prior to, or otherwise coordinate the grant of Galena Options with, the release or other public announcement of material information regarding Galena or its results of operations or prospects.

(k)        No Galena Options, stock appreciation rights or other equity-based awards issued or granted by Galena are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Galena or any of its current or former Subsidiaries makes, is obligated to make or promises to make, payments (each, a “Galena 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Galena 409A Plan is, or to the Knowledge of Galena will be, subject to the penalties of Code Section 409A(a)(1).

(l)        To the Knowledge of Galena, Galena and each of its current or former Subsidiaries has paid all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments to its employees and former employees and individuals performing services as independent contractors or consultants, other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses. Galena and each of its current or former Subsidiaries is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(m)        Each of Galena and its current and former Subsidiaries has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Galena and each of its current and former Subsidiaries has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Galena nor any of its current or former Subsidiaries has any material unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Galena and each Galena Affiliate is in compliance in all material respects with all applicable requirements of the ACA, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. To the Knowledge of Galena, no excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Galena Employee Plan. Neither Galena nor any Galena Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to Galena. Each of Galena and its Galena Affiliates has maintained all records necessary to demonstrate its compliance with the ACA.

(n)        Galena is, and each of its current or former Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Galena, threatened or reasonably anticipated against Galena or any of its current or former Subsidiaries relating to any employee, employment agreement, independent contractor, independent contractor agreement or Galena Employee Plan. There are no pending or, to the Knowledge of Galena, threatened or reasonably anticipated claims or actions against Galena or any of its current or former Subsidiaries or any trustee of Galena or any of its current or former Subsidiaries under any worker’s compensation policy or long-term disability policy. Neither Galena nor any of its current or former Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices.

(o)        To the Knowledge of Galena, no current or former independent contractor of Galena or any of its current or former Subsidiaries would reasonably be deemed to be a misclassified employee. Except as set forth on Section 3.14(o) of the Galena Disclosure Schedule, no independent contractor of Galena is eligible to participate in any Galena Employee Plan. Neither Galena nor any of its current or former Subsidiaries has material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Galena nor any of its current or former Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Galena or its Subsidiaries prior to the

Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(p)        There has never been, nor, to the Knowledge of Galena, has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Galena or any of its current or former Subsidiaries. To the Knowledge of Galena, no event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(q)        Galena is not, and neither Galena nor any of its current or former Subsidiaries, has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. Except as set forth in Section 3.14(q) of the Galena Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Galena, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Galena Associate, including charges of unfair labor practices or discrimination complaints.

(r)        There is no Contract or arrangement to which Galena or any Galena Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(s)        Neither Galena nor any Galena Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(t)        Except as set forth on Section 3.14(t) of the Galena Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Galena or any of its current or former Subsidiaries, (ii) materially increase or otherwise enhance any benefits otherwise payable by Galena or any of its current or former Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Galena or any of its current or former Subsidiaries or (v) result in the forgiveness in whole or in part of any outstanding loans made by Galena or any of its current or former Subsidiaries to any Person.

(u)        Section 3.14(u) of the Galena Disclosure Schedule sets forth, with respect to each Galena Associate, Galena’s good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs), owed to or to be paid or provided to each Galena Associate, and the amount by which any of such Galena Associate’s compensation or benefits may be accelerated or increased, in each case, whether under any Galena Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the Contemplated Transactions, or (iii) the termination of employment or service of such Galena Associate.

3.15        Environmental Matters. Galena and each Galena Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Galena and each Galena Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and other Governmental Authorizations that is not a Galena Material Adverse Effect. Neither Galena, nor a Galena Subsidiary, nor any of its former Subsidiaries has received since July 1, 2015 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Galena, a Galena Subsidiary, or any of its former Subsidiaries, is not in compliance with any Environmental Law, and, to the Knowledge of Galena, there are no circumstances that may prevent or interfere with Galena’s or a Galena Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of Galena: (i) no current or prior owner of any property leased or controlled by Galena, a Galena Subsidiary, or any of its former Subsidiaries has received since July 1, 2015, any written notice or other communication relating to property owned or leased at any time by Galena, a Galena Subsidiary, or any of its former Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Galena, a Galena Subsidiary, or any of its former Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Galena, nor a Galena Subsidiary, nor any of its former Subsidiaries have any material liability under any Environmental Law.

3.16        Insurance.

(a)        Galena has delivered or made available to Sellas accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Galena and each Galena Subsidiary, as of the date of this Agreement (other than relating to any Galena Employee Plan). Each of such insurance policies is in full force and effect and Galena and each Galena Subsidiary is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since July 1, 2015, neither Galena nor any Galena Subsidiary has received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy (other than relating to any Galena Employee Plan); (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any issued insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Galena or any Galena Subsidiary. To Galena’s Knowledge, Galena and each Galena Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Galena or any Galena Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Galena or any Galena Subsidiary of its intent to do so.

(b)        Galena has delivered to Sellas accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Galena and each Galena Subsidiary as of the date of this Agreement (the “Existing Galena D&O Policies”). Section 3.16(b) of the Galena Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Galena and each Galena Subsidiary with respect to the Existing Galena D&O Policies. All premiums for the Existing Galena D&O Policies have been paid as of the date hereof.

3.17        Legal Proceedings; Orders.

(a)        There is no pending Legal Proceeding, and, to the Knowledge of Galena, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Galena or any Galena Subsidiary, or to the Knowledge of Galena, any director or officer of Galena (in his or her capacity as such) or any of the material assets owned or used by Galena or any Galena Subsidiary; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, in each case, except for any such Legal Proceedings that would not constitute a Galena Material Adverse Effect. To the Knowledge of Galena, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)        There is no outstanding order, writ, injunction, judgment or decree to which Galena or any Galena Subsidiary or any of the material assets owned or used by Galena or any Galena Subsidiary, is subject. To the Knowledge of Galena, no officer of Galena or any Galena Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Galena or any Galena Subsidiary or to any material assets owned or used by Galena or any Galena Subsidiary.

3.18        FCPA and Anti-Corruption. Neither Galena nor any Galena Subsidiary has, and none of any of Galena’s or any Galena Subsidiary’s directors, managers or employees or, to the Knowledge of Galena, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Galena or any Galena Subsidiary or in connection with the business of Galena or any Galena Subsidiary, has in the last five (5) years or any applicable statute of limitations period if longer than five (5) years, (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose in violation of any applicable Legal Requirement, or (ii) otherwise violated (a) the FCPA; (b) the Bribery Act; or (c) other applicable Bribery Legislation or U.S. export controls, sanctions, or embargoes (in each case to the extent applicable).

3.19        Inapplicability of Anti-takeover Statutes. The Galena Board of Directors and the board of directors of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Galena Stockholder Support Agreements and to the consummation of Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Galena Stockholder Support Agreements or any of the other Contemplated Transactions.

3.20        No Financial Advisor. Except as set forth on Section 3.20 of the Galena Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Galena or any of the Galena Subsidiaries.

3.21        Disclosure. The information supplied by Galena and each Galena Subsidiary for inclusion in the Proxy Statement / Prospectus / Information Statement will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Galena Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.22        Bank Accounts; Deposits.

(a)        Section 3.22(a) of the Galena Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Galena or any of the Galena Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date of this Agreement and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)        All existing accounts receivable of Galena and the Galena Subsidiaries (including those accounts receivable reflected on the Galena Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Galena Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Galena and the Galena Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and collectible in full when due, without any counterclaim or set off. All deposits of Galena and Galena Subsidiaries (including those set forth on the Galena Unaudited Interim Balance Sheet) are fully refundable to Galena or the applicable Galena Subsidiary.

3.23        Related Party Transactions. Except as set forth in Section 3.23 of the Galena Disclosure Schedule, there are no obligations of Galena or any Galena Subsidiary to, or Contracts with, current or former Affiliates, officers, directors, stockholders or employees of Galena or any Galena Subsidiary, or their respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of Galena, (c) benefits due under a Galena Employee Plan and ordinary course fringe benefits and (d) agreements relating to outstanding Galena Options and Galena Warrants. To Galena’s Knowledge, no officer, director or employee of Galena, any Galena Subsidiary or any Galena Stockholder is directly interested in any Galena Material Contract. Except as set forth in Section 3.23 of the Galena Disclosure Schedule, neither Galena, nor any Galena Subsidiary, nor any of their respective Affiliates, directors, officers or employees (i) possess, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Entity that is a material supplier, contractor lessor, lessee or competitor of Galena or any Galena Subsidiary or (ii) has any material claim or cause of action against Galena or any Galena Subsidiary.

3.24        Valid Issuance. The Galena Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

3.25        Code of Ethics. Galena has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Galena has promptly disclosed any change in or waiver of Galena’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of Galena, there have been no violations of provisions of Galena’s code of ethics by any such persons.

3.26        Opinion of Financial Advisor. The Galena Board of Directors (in its capacity as such) has received an opinion of Canaccord Genuity, financial advisor to Galena, dated the date of this Agreement, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair to Galena from a financial point of view. Promptly following execution of this Agreement, Galena will furnish an accurate and complete copy of such opinion to Sellas.

3.27        Shell Company Status. Galena is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

3.28        Exclusivity of Representations; Reliance.

(a)        Except as expressly set forth in this Article 3, neither Galena, the Galena Subsidiaries, nor any Person on behalf of Galena or the Galena Subsidiaries has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Galena or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)        Galena and Merger Sub acknowledge and agree that, except for the representations and warranties of Sellas set forth in Article 2, none of Galena, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Sellas or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 4.

CERTAIN COVENANTS OF THE PARTIES

4.1        Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a)        provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b)        provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c)        permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or reasonably appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)        the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within 30 calendar days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)        all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)        any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv)        any material notice, document or other communication sent by or on behalf of a Party to any party to any Galena Material Contract or Sellas Material Contract, as

applicable, or sent to a Party by any party to any Galena Material Contract or Sellas Material Contract, as applicable;

(v)        any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi)        any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)        any material notice, report or other document received by a Party from any Governmental Body.

(d)        Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege.

4.2        Operation of Galena’s Business.

(a)        Except as set forth on Section 4.2(a) of the Galena Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, Galena shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Galena Contracts that constitute Galena Material Contracts.

(b)        Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Galena Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, Galena shall not, without the prior written consent of Sellas (which consent shall not be unreasonably withheld or delayed):

(i)        (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Galena Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii)        sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except for shares of Galena Common Stock issued upon the valid exercise of Galena Options or Galena Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)        amend the certificate of incorporation, bylaws or other charter or organizational documents of Galena or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)        form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)        (A) lend money to any Person (except for reasonable reimbursement to employees and consultants for travel and other expenses in the ordinary course), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $25,000;

(vi)        (A) adopt, establish or enter into any Galena Employee Plan, (B) cause or permit any Galena Employee Plan to be amended other than as required by law, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Sellas, (C) hire any additional employees or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor other than as reasonably necessary for the completion of the Contemplated Transactions and the operation of Galena’s business in the Ordinary Course of Business, (D) enter into any Contract with a labor union or collective bargaining agreement, (E) except as provided in the Galena Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, (F) except as provided in the Galena Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Galena Associate, (G) except as provided in the Galena Disclosure Schedule, pay or increase the severance or change of control benefits offered to any Galena Associate, or (H) provide or make any Tax-related gross-up payment, provided, that Galena may pay those Terminated Galena Associate Payments set forth on Schedule 5.6(a) to the Terminated Galena Associates in connection with their termination of employment or service;

(vii)        enter into any material transaction outside the Ordinary Course of Business;

(viii)        acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, other than in the Ordinary Course of Business, provided, however, that Galena may sell office equipment or furnishings in an amount not to exceed $100,000;

(ix)        (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x)        enter into, amend or terminate any Galena Contract that, if effective as of the date hereof, would constitute a Galena Material Contract;

(xi)        initiate or settle any Legal Proceeding;

(xii)        adopt any stockholder rights plan or similar arrangement; or

(xiii)        agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement is intended to give Sellas, directly or indirectly, the right to control or direct Galena’s operations during the Pre-Closing Period.

4.3        Operation of Sellas’ Business.

(a)        Except as set forth on Section 4.3(a) of the Sellas Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, Sellas shall and shall cause its Subsidiaries to conduct its business and operations: (i) in the Ordinary Course of Business; and (ii) in compliance with all applicable Legal Requirements and the requirements of all Sellas Contracts that constitute Sellas Material Contracts.

(b)        Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Sellas Disclosure Schedule, as expressly permitted by this Agreement, or as required by applicable Legal Requirements, Sellas shall not, nor shall it permit any Galena Subsidiaries to, without the prior written consent of Galena (which consent shall not be unreasonably withheld or delayed):

(i)        (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Sellas Shares or (B) repurchase, redeem or otherwise reacquire any shares of its share capital or other securities except pursuant to Sellas Contracts existing as of the date of this Agreement;

(ii)        sell, issue or grant, or authorize the issuance of: (A) any share capital or other security (except for Sellas Shares issued upon the valid exercise of Sellas Options, Sellas RSUs, Sellas Convertible Note or Sellas Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any share capital or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any share capital or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii)        amend the memorandum of association, bye-laws or other charter or organizational documents of Sellas, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)        form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)        (A) lend money to any Person (except for reasonable reimbursement to employees and consultants for travel and other expenses in the ordinary course), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $150,000;

(vi)        enter into any Contract with a labor union or collective bargaining agreement;

(vii)        acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(viii)        (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(ix)        adopt any stockholder rights plan or similar arrangement; or

(x)        agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement is intended to give Galena, directly or indirectly, the right to control or direct Sellas’ operations during the Pre-Closing Period.

4.4        Notification of Certain Matters.

(a)        During the Pre-Closing Period, Galena shall:

(i)        promptly notify Sellas of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Galena, or to the Knowledge of Galena, any director or officer of Galena, that is commenced or asserted against, or, to the Knowledge of Galena, threatened against, Galena or any director or officer of Galena; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Galena Disclosure Schedule; and

(ii)        promptly notify Sellas in writing of: (A) the discovery by Galena of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Galena in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Galena in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Galena in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7 or Article 8 impossible or materially less likely. No notification given to Sellas pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Galena contained in this Agreement or the Galena Disclosure Schedule for purposes of Section 8.1.

(b)        During the Pre-Closing Period, Sellas shall:

(i)        promptly notify Galena of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Sellas or any Sellas Subsidiaries, or to the Knowledge of Sellas, any director or officer of Sellas, that is commenced or asserted against, or, to the Knowledge of Sellas, threatened against, Sellas, any Sellas Subsidiaries, or any director or officer of Sellas; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Sellas Disclosure Schedule; and

(ii)        promptly notify Galena in writing, of: (i) the discovery by Sellas of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Sellas in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Sellas in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or

(B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Sellas in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7 or Article 8 impossible or materially less likely. No notification given to Galena pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Sellas contained in this Agreement or the Sellas Disclosure Schedule for purposes of Section 7.1.

4.5        No Solicitation.

(a)        Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, respond to or take any action to knowingly facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.2 and 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party).

(b)        Notwithstanding anything contained in Section 4.5(a), prior to receipt of the Required Sellas Stockholder Vote, in the case of Sellas, or the Required Galena Stockholder Votes, in the case of Galena such Party may, (i) enter into discussions or negotiations with, any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding such Party pursuant to an executed confidentiality agreement containing provisions at least as favorable to such Party as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither such Party nor any Representative of such Party has breached this Section 4.5; (B) the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least five Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least three Business Days prior to furnishing any such non-public information to such Person, such Party furnishes such non-public information to Sellas or Galena, as applicable (to the extent such non-public information has not been previously furnished by such Party to Sellas or Galena, as applicable). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(c)        If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(d)        Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of such Party or its Subsidiaries that was furnished by or on behalf of such Party or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

ARTICLE 5.

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1        Registration Statement; Proxy Statement / Prospectus / Information Statement.

(a)        As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement / Prospectus / Information Statement and Galena shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement / Prospectus / Information Statement will be included as a prospectus.

(b)        Galena covenants and agrees that the Proxy Statement / Prospectus / Information Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement / Prospectus / Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Galena Stockholders, at the time of the Galena Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Galena makes no covenant, representation or warranty with respect to statements made in the Proxy Statement / Prospectus / Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Sellas specifically for inclusion therein. Sellas covenants and agrees that the information supplied by Sellas and each Sellas Subsidiary for inclusion in the Proxy Statement / Prospectus / Information Statement (including any Sellas Financials) will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Galena Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement / Prospectus / Information Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

(c)        Galena shall notify Sellas promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement / Prospectus / Information Statement or the Form S-4 Registration Statement or for additional information and shall supply Sellas with copies of (i) all correspondence between Galena or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement / Prospectus / Information Statement, the Form S-4 Registration Statement or the Contemplated Transactions and (ii) all orders of the SEC relating to the Form S-4 Registration Statement. Galena shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement / Prospectus / Information Statement and Form S-4 Registration Statement, and Sellas and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Prior to the Form S-4 Registration Statement being declared effective, if a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act is required (1) Sellas shall use its reasonable best efforts to execute and deliver to Cooley LLP (“Cooley”) and to Paul Hastings LLP (“Paul Hastings”) the applicable “Tax Representation Letter” referenced in Section 5.11(b); and (2) Galena shall use its reasonable best efforts to execute and deliver to Paul Hastings and to Cooley the applicable “Tax Representation Letter” referenced in Section 5.11(b). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (A) Sellas shall use its commercially reasonable efforts to cause Cooley to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (B) Galena shall use its commercially reasonable efforts to cause Paul Hastings to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(c) and Section 5.11(b). Galena shall use its commercially reasonable efforts to have the Form S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed with the SEC. No filing of, or amendment or supplement to, the Form S-4 Registration Statement will be made by Galena, and no filing of, or amendment or supplement to, the Proxy Statement / Prospectus / Information Statement will be made by

Galena, in each case, without providing Sellas a reasonable opportunity to review and comment thereon. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Sellas occurs, or if Sellas becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement / Prospectus / Information Statement, then Sellas shall promptly inform Galena thereof and shall cooperate fully with Galena in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Galena’s Stockholders. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement / Prospectus / Information Statement to be mailed to the Sellas Stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.

(d)        Prior to the Effective Time, Galena shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Galena Common Stock to be issued in the Merger shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Sellas Shares has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Sellas Stockholder Written Consent.

(e)        Sellas shall reasonably cooperate with Galena and provide, and require its Representatives to provide, Galena and its Representatives with all true, correct and complete information regarding Sellas that is required by applicable Legal Requirements to be included in the Form S-4 Registration Statement or reasonably requested from Sellas to be included in the Form S-4 Registration Statement.

5.2        Sellas Stockholder Written Consent.

(a)        Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, and in any event no later than five Business Days thereafter, Sellas shall obtain the written consent of the holders of such majority specified in the Companies Act of the Sellas Shares issued and outstanding on the record date (the “Sellas Stockholder Written Consent”) for purposes of (i) adopting this Agreement, the Bermuda Merger Agreement and approving the Merger, the conversion of the Sellas Convertible Note, and the other actions contemplated by this Agreement (the “Sellas Stockholder Matters”); and (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to the Companies Act.

(b)        Sellas agrees that, subject to Section 5.2(c): (i) the Sellas Board of Directors shall recommend that Sellas Stockholders vote to approve the Sellas Stockholder Matters (the “Sellas Board Recommendation”) and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a); and (ii) (A) the Sellas Board Recommendation shall not be withdrawn or modified in a manner adverse to Galena, and no resolution by the Sellas Board of Directors or any committee thereof to withdraw or modify the Sellas Board Recommendation in a manner adverse to Galena shall be adopted or proposed and (B) the Sellas Board of Directors shall not recommend any Acquisition Transaction (collectively a “Sellas Board Adverse Recommendation Change”).

(c)        Notwithstanding the foregoing, at any time prior to the receipt of the Required Sellas Stockholder Vote, the Sellas Board of Directors may make a Sellas Board Adverse Recommendation Change, if: (i) the Sellas Board of Directors has received an Acquisition Proposal that the Sellas Board of Directors has determined in its good faith judgment, after consultation with Sellas’ outside legal counsel and independent financial advisor, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Sellas that occurs or arises after the date of this Agreement that was neither known to Sellas or the Sellas Board of Directors nor reasonably foreseeable as of the date of this Agreement (a “Sellas Intervening Event”), the Sellas Board of Directors determines in its good faith judgment, after consultation with Sellas’ outside legal counsel, that the failure to make Sellas Board Adverse Recommendation Change could be reasonably likely to constitute a breach of its fiduciary obligations to Sellas and the Sellas Stockholders under applicable Legal Requirements; provided, however, that prior to Sellas taking any action permitted under this Section 5.2(c), (A) in the case of a Superior Offer, (1) Sellas must promptly notify Galena, in writing, at least five Business Days (the “Notice Period”) that Sellas has received an Acquisition Proposal that the Sellas Board of Directors intends to declare a Superior Offer and that the Sellas Board of Directors is considering a Sellas Board Adverse Recommendation Change, and (2) Sellas attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer; or (B) in the case of a Sellas Intervening Event, Sellas promptly notifies Galena, in writing, within the Notice Period before making a Sellas Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Sellas Intervening Event and that the Sellas Board of Directors is considering a Sellas Board Adverse Recommendation Change.

(d)        Unless the Sellas Board of Directors has effected a Sellas Board Adverse Recommendation Change in accordance with Section 5.2(c), Sellas’ obligation to solicit the consent of its stockholders to sign the Sellas Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Sellas Board Recommendation.

5.3        Galena Stockholders’ Meeting.

(a)        Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, Galena shall:

(i)        take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Galena Common Stock for the purpose of seeking approval of

(1)        the amendment of Galena’s certificate of incorporation to effect the NASDAQ Reverse Split,

(2)        the Galena Bylaw Amendment,

(3)        the issuance of shares of Galena Common Stock to the Sellas Stockholders pursuant to the terms of this Agreement,

(4)        the change of control of Galena resulting from the Merger,

(5)         subject to Section 5.22, the 2017 Equity Incentive Plan in substantially the form attached hereto as Exhibit E and the share reserve as determined by the Galena Compensation Committee and the Galena Board (with the input of the Sellas Board of Directors),

(6)        subject to Section 5.22,, the 2017 Employee Stock Purchase Plan in substantially the form attached hereto as Exhibit F and the share reserve as determined by the Galena Compensation Committee and the Galena Board (with the input of the Sellas Board of Directors),

(7)        the Galena Additional Certificate of Incorporation Amendment, and

(8)        in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Galena Stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Galena’s named executed officers in connection with the completion of the Merger, if applicable (the matters contemplated by the clauses 5.3(a)(i)(1), 5.3(a)(i)(3) and 5.3(a)(i)(4) are collectively referred to as the “Galena Stockholder Matters,” and the matters contemplated by clauses 5.3(a)(i)(2), 5.3(a)(i)(5), 5.3(a)(i)(6), 5.3(a)(i)(7) and 5.3(a)(i)(8) are collectively referred to herein as collectively, the “Other Galena Stockholder Matters”), and

(ii)        mail to the Galena Stockholders as of the record date established for stockholders’ meeting of Galena, the Proxy Statement / Prospectus / Information Statement; provided, however, that in no event shall such meeting take place more than 60 calendar days after the date the S-4 Registration Statement is declared effective by the SEC (such meeting, the “Galena Stockholders’ Meeting”).

(b)        Galena agrees that, subject to Section 5.3(c): (i) the Galena Board of Directors shall recommend that the holders of Galena Common Stock vote to approve the Galena Stockholder Matters and the Other Galena Stockholder Matters; (ii) the Proxy Statement / Prospectus / Information Statement shall include a statement to the effect that the Galena Board of Directors recommends that Galena Stockholders vote to approve the Galena Stockholder Matters and the Other Galena Stockholder Matters (the “Galena Board Recommendation”); (iii) the Galena Board of Directors shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above; and (iv) (A) the Galena Board Recommendation shall not be withdrawn or modified in a manner adverse to Sellas, and no resolution by the Galena Board of Director or any committee thereof to withdraw or modify the Galena Board Recommendation in a manner adverse to Sellas shall be adopted or proposed and (B) the Galena Board of Directors shall not recommend any Acquisition Transaction (collectively a “Galena Board Adverse Recommendation Change”).

(c)        Notwithstanding the foregoing, at any time prior to the receipt of the Required Galena Stockholder Votes, the Galena Board of Directors may make a Galena Board Adverse Recommendation Change, if: (i) the Galena Board of Directors has received an Acquisition Proposal that the Galena Board of Directors has determined in its good faith judgment, after consultation with Galena’s outside legal counsel and independent financial advisor, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Galena that occurs or arises after the date of this Agreement that was neither known to Galena or the Galena Board of Directors nor reasonably foreseeable as of the date of this Agreement (a “Galena Intervening Event”), the Galena Board of Directors determines in its good faith judgment, after consultation with Galena’s outside legal counsel, that the failure to make Galena Board Adverse Recommendation Change could be reasonably likely to constitute a breach of its fiduciary obligations to the Galena Stockholders under applicable Legal Requirements; provided, however, that prior to Galena taking any action permitted under this Section 5.3(c), (A) in the case of a Superior Offer, (1) Galena must promptly notify Sellas, in writing, within the Notice Period that Galena has received an Acquisition Proposal that the Galena Board of Directors intends to declare a Superior Offer and that the Galena Board of Directors is considering a Galena Board Adverse Recommendation Change, and (2) Galena attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer; or (B) in the case of a Galena Intervening Event, Galena promptly notifies Sellas, in writing, within the Notice Period before making a Galena Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Galena Intervening Event and that the Galena Board of Directors is considering a Galena Board Adverse Recommendation Change.

(d)        Unless the Galena Board of Directors has effected a Galena Board Adverse Recommendation Change in accordance with Section 5.3(c), Galena’s obligation to call, give notice of and hold the Galena Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Galena Board Recommendation.

(e)        Nothing contained in this Agreement shall prohibit Galena or its Board of Directors from (i) taking and disclosing to the Galena Stockholders a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the Galena Stockholders if the Galena Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Galena Stockholders under applicable Legal Requirements, and (iii) making a “stop, look and listen” communication to the Galena Stockholders pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clauses “(i)” and “(ii),” any such disclosure or public statement shall be deemed to be a Galena Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Galena Board of Directors reaffirms the Galena Board Recommendation in such disclosure or public statement or within five Business Days of such disclosure or public statement; (B) in the case of clause “(iii),” any such disclosure or public statement shall be deemed to be a Galena Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Galena Board of Directors reaffirms the Galena Board Recommendation in such disclosure or public statement or within 10 Business Days of such disclosure or public statement; and (C) Galena shall not affect a Galena Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 5.3(c).

5.4        Regulatory Approvals.

(a)        Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than 10 Business Days of the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall prepare and file, if and as required, any notification or other document to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Sellas and Galena shall respond as promptly as is practicable to respond in compliance with any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

(b)        Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Sellas or Galena, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to any other Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

(c)        Notwithstanding Sections 5.4(a) through 5.4(b) or any other provision of this Agreement to the contrary, in no event shall either Party be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any Governmental Body in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.4 that, would have an adverse impact, in any material respect, on any of the Parties.

5.5        Sellas Options, RSUs and Warrants.

(a)        Subject to Section 5.5(e), at the Effective Time, each Sellas Option that is outstanding and unexercised immediately prior to the Effective Time under the Sellas Incentive Plan, whether or not vested, shall be assumed by Galena and converted into an option to purchase Galena Common Stock, and Galena shall assume the Sellas Incentive Plan and each such Sellas Option in accordance with the terms (as in effect as of the date of this Agreement) of the Sellas Incentive Plan and the terms of the stock option agreement by which such Sellas Option is evidenced. All rights with respect to Sellas Shares under Sellas Options assumed by Galena shall thereupon be converted into rights with respect to Galena Common Stock. Accordingly, from and after the Effective Time: (i) each Sellas Option assumed by Galena may be exercised solely for shares of Galena Common Stock; (ii) the number of shares of Galena Common Stock subject to each Sellas Option assumed by Galena shall be determined by multiplying (A) the number of Sellas Shares that were subject to such Sellas Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Galena Common Stock; (iii) the per share exercise price for the Galena Common Stock issuable upon exercise of each Sellas Option assumed by Galena shall be determined by dividing (A) the per share exercise price of Sellas Shares subject to such Sellas Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Sellas Option assumed by Galena shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Sellas Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Sellas Option, such Sellas Option assumed by Galena in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Galena Common Stock subsequent to the Effective Time; and (B) the Galena Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Sellas Board of Directors or any committee thereof with respect to each Sellas Option assumed by Galena. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Sellas Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Galena Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Sellas Option shall not constitute a “modification” of such Sellas Option for purposes of Section 409A or Section 424 of the Code.

(b)        Galena shall file with the SEC, no later than 30 calendar days after the Effective Time, a registration statement on Form S-8, if available for use by Galena, relating to the shares of Galena Common Stock issuable with respect to Sellas Options assumed by Galena in accordance with Section 5.5(a).

(c)        At the Effective Time, each Sellas Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Sellas Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase Galena Common Stock and Galena shall assume each such Sellas Warrant in accordance with its terms. All rights with respect to Sellas Shares under Sellas Warrants assumed by Galena shall thereupon be converted into rights with respect to Galena Common Stock. Accordingly, from and after the Effective Time: (i) each Sellas Warrant assumed by Galena may be exercised solely for shares of Galena Common Stock; (ii) the number of shares of Galena Common Stock subject to each Sellas Warrant assumed by Galena shall be determined by multiplying (A) the number of Sellas Shares, or the number of Sellas Shares issuable upon exercise of the Sellas Warrant, as applicable, that were subject to such Sellas Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Galena Common Stock; (iii) the per share exercise price for the Galena Common Stock issuable upon exercise of each Sellas Warrant assumed by Galena shall be determined by dividing the per share exercise price of Sellas Shares subject to such Sellas Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Sellas Warrant assumed by Galena shall continue in full force and effect and the term and other provisions of such Sellas Warrant shall otherwise remain unchanged.

(d)        Subject to Section 5.5(e), at the Effective Time, each Sellas RSU that is outstanding immediately prior to the Effective Time under the Sellas Incentive Plan shall be assumed by Galena and converted into restricted stock units with respect to Galena Common Stock, and Galena shall assume the Sellas Incentive Plan and each such Sellas RSU in accordance with the terms (as in effect as of the date of this Agreement) of the Sellas Incentive Plan and the terms of the restricted stock unit agreement by which such Sellas RSU is evidenced. All rights with respect to Sellas Shares under Sellas RSUs assumed by Galena shall thereupon be converted into rights with respect to Galena Common Stock. Accordingly, from and after the Effective Time: (i) each Sellas RSU assumed by Galena shall relate to shares of Galena Common Stock; (ii) the number of shares of Galena Common Stock subject to each Sellas RSU assumed by Galena shall be determined by multiplying (A) the number of Sellas Shares that were subject to such Sellas RSU, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Galena Common Stock; and (iii) any restriction on the exercise of any Sellas RSU assumed by Galena shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Sellas RSU shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Sellas RSU, such Sellas RSU assumed by Galena in accordance with this Section 5.5(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Galena Common Stock subsequent to the Effective Time; and (B) the Galena Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Sellas Board of Directors or any committee thereof with respect to each Sellas RSU assumed by Galena. Notwithstanding anything to the contrary in this Section 5.5(d), the conversion of each Sellas RSU into a restricted stock unit with respect to Galena Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Sellas RSU shall not constitute a “modification” of such Sellas RSU for purposes of Section 409A or Section 424 of the Code.

(e)        Prior to the Effective Time, Sellas shall take all actions that may be necessary (under the Sellas Employee Plans, the Sellas Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Sellas Options, Sellas RSUs and Sellas Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6        Galena Employee and Benefits Matters; Galena Options

(a)        Unless otherwise agreed in writing by Sellas and Galena, pursuant to written notice provided by Sellas to Galena no later than three calendar days prior to the Closing Date Galena shall, and shall cause any Galena Subsidiaries to, terminate the employment and service of each Galena Associate as of the Effective Time, (the “Terminated Galena Associates”) such that neither Galena nor any Galena Subsidiary shall have any Galena Associate in its employ or service as of the Effective Time. As a condition to payment of any Terminated Galena Associate Payment to a Terminated Galena Associate and prior to the Closing Date, Galena will use commercially reasonable efforts to obtain from each Terminated Galena Associate an effective release of claims in a form approved by Sellas, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the Closing, Galena shall use commercially reasonable efforts to comply, in all material respects, with all of the requirements of the WARN Act and any applicable state Legal Requirement equivalent with respect to the Terminated Galena Associates. Schedule 5.6(a) sets forth, with respect to each Terminated Galena Associate, Galena’s good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs), owed to or to be paid or provided to each Terminated Galena Associate, and the amount by which any of such Terminated Galena Associate’s compensation or benefits may be accelerated or increased, in each case, whether under any Galena Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the Contemplated Transactions, or (iii) the termination of employment or service of such Terminated Galena Associate (together, the “Terminated Galena Associate Payments”). Prior to the Closing, Galena shall cause all Terminated Galena Associate Payments to be paid and satisfied in full such that Galena, the Surviving Company, Sellas and any of their Affiliates shall not have any Liability with respect to the Terminated Galena Associate on or following the Effective Time.

(b)        Each Galena Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the Galena 2016 Incentive Plan or otherwise, shall remain outstanding and, if a holder of a Galena Option (other than a holder who is a member of the Galena Board of Directors) is terminated other than for cause within the meaning of such plan, then such any Galena Option held by such holder may be exercised for a period of time equal to the lesser of (i) one year after such termination and (ii) the original expiration date of the Galena Option. Prior to the Effective Time, the Galena Board of Directors will adopt appropriate resolutions (which draft resolutions shall be provided to Sellas for reasonable review and approval by Sellas prior to adoption by the Galena Board of Directors and no later than five calendar days prior to the Closing Date) and will have taken all other actions necessary and appropriate (under the Galena 2016 Incentive Plan, the Galena Options, and otherwise) to effectuate the provisions of this Section 5.6(b).

(c)        Effective no later than the day immediately preceding the Closing Date, Galena shall terminate (i) all Galena Employee Plans that are “employee benefit plans” within the meaning of ERISA, including but not limited to any Galena Employee Plans intended to include a Code Section 401(k) arrangement (each, a “Galena 401(k) Plan”), and (ii) each other Galena Employee Plan listed on Section 3.14(c) of the Galena Disclosure Schedule unless written notice is provided by Sellas to Galena no later than three calendar days prior to the Closing Date, instructing Galena not to terminate any such Galena Employee Plan. Galena shall provide Sellas with evidence that such Galena Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Galena Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Sellas. Galena also shall take such other actions in furtherance of terminating such Galena Employee Plan(s) as Sellas may reasonably require. In the event that termination of the Galena 401(k) Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Galena shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Sellas no later than 14 calendar days prior to the Closing Date.

(d)        During the period commencing at the Closing and ending on the date which is twelve months from the Closing (or if earlier, the date of the employee’s termination of employment with Galena and its Affiliates), Galena shall and shall cause its Subsidiaries to provide each Galena employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less favorable in the aggregate than the base salary or hourly wages provided by Galena immediately prior to the Closing; (ii) target annual cash performance bonus opportunities, if any, which are no less favorable in the aggregate than the target bonus opportunities provided by Galena immediately prior to the Closing; (iii) retirement and welfare benefits that are substantially comparable in the aggregate to those historically provided by Galena to similarly situated employees of Galena and its Subsidiaries; and (iv) severance benefits that are no less favorable in the aggregate than the written agreement, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing.

(e)        This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing in this Section 5.6, express or implied, will (i) constitute or be treated as an amendment of any Galena Employee Plan or Sellas Employee Plan (or an undertaking to amend any such plan), (ii) prohibit Galena, any Galena Affiliate, Sellas, or any Sellas Affiliate from amending, modifying or terminating any Galena Employee Plan or Sellas Employee Plan pursuant to, and in accordance with, the terms thereof, or (iii) confer any rights or benefits on any Person other than Galena and Sellas.

5.7        Indemnification of Officers and Directors.

(a)        From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Galena and the Surviving Company shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Galena or Sellas (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Galena or Sellas, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations and in the case of the Surviving Company to the fullest extent permitted under the Companies Act. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Galena and the Surviving Company, jointly and severally, upon receipt by Galena or the Surviving Company from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)        The certificate of incorporation and bylaws or such similar constitutional documents of each of Galena and the Surviving Company shall contain, and Galena shall cause the bye-laws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Galena and Sellas than are presently set forth in the certificate of incorporation and bylaws or such similar constitutional documents of Galena and Sellas, as applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Galena or Sellas.

(c)        Galena shall purchase a “tail” insurance policy for the Galena’s officers and directors with an effective date as of the Closing Date, which shall remain effective for six years following the Closing Date (and until such later date as of which any Legal Proceeding commenced during such six-year period shall have been finally disposed of), with at least the same coverage and amounts and containing terms and conditions that are not less favorable to the Galena officers and directors than the Existing Galena D&O Policies.

(d)        Galena shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(e)        The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement. The obligations of Galena under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies, as well as their heirs and representatives, shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(f)        In the event Galena or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Galena or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Galena shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.7.

5.8        Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Company to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.9        Disclosure. Without limiting Sellas’ or Galena’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; or (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.10        Listing. Galena shall use its commercially reasonable efforts: (a) to maintain its existing listing on The NASDAQ Capital Market and to obtain approval of the listing of the combined company on The NASDAQ Capital Market; (b) to effect the NASDAQ Reverse Split, (c) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of NASDAQ, to (i) prepare and submit to NASDAQ a notification form for the listing of the shares of Galena Common Stock to be issued in the Merger, and (ii) to cause such shares to be approved for listing (subject to notice of issuance); and (d) to the extent required by NASDAQ Marketplace Rule 5110, to file an initial listing for the Galena Common Stock on The NASDAQ Capital Market (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be approved for listing (subject to official notice of issuance). Sellas will cooperate with Galena as reasonably requested by Galena with respect to the NASDAQ Listing Application and promptly furnish to Galena all information concerning Sellas and Sellas Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.10.

5.11        Tax Matters.

(a)        The Sellas Stockholders and Galena will treat the Merger as a taxable sale and purchase of the shares of Sellas for all U.S. federal, state and local income Tax purposes unless otherwise required by applicable Legal Requirements.

(b)        Sellas shall use its reasonable best efforts to deliver to Cooley and Paul Hastings a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(c) and signed by an officer of Sellas, containing representations of Sellas, and Galena shall use its reasonable best efforts to deliver to Cooley and Paul Hastings a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(c) and signed by an officer of Galena, containing representations of Galena, in each case as shall be reasonably necessary or appropriate to enable Cooley and Paul Hastings to render the applicable opinions described in Section 5.1(c) of this Agreement if a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act is required.

(c)        Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne by Galena. Galena will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Galena shall provide the Sellas Stockholders with reasonably satisfactory evidence that such Transfer Taxes have been paid.

5.12        Legends. Galena shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Galena Common Stock to be received in the Merger by equityholders of Sellas who may be considered “affiliates” of Galena for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Galena Common Stock.

5.13        Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement.

5.14        Directors and Officers. Prior to the Effective Time, but to be effective at the Effective Time, the Galena Board of Directors shall (i) set the size of the Galena Board of Directors at seven members and elect five designees selected by Sellas and two designees selected by Galena (the “Galena Designees”) (with such designees, in the aggregate, expected to satisfy the requisite independence requirements for the Galena Board of Directors, as well as the sophistication and independence requirements for the required committees of the Galena Board of Directors, pursuant to NASDAQ’s listing standards), each to serve as a member of the Galena Board of Directors, provided that the designation of the Galena Designees by Galena shall be subject to the prior consent of Sellas, not to be unreasonably withheld, (ii) take all necessary action to appoint each of the individuals set forth on Schedule 5.14 as officers of Galena to hold the offices set forth opposite his or her name, and (iii) appoint each of the directors to the committees of the Galena Board of Directors as to be determined by Sellas (with such director, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Galena Board of Directors pursuant to NASDAQ’s listing standards).

To the extent permissible under the DGCL, one Galena Designees shall be elected to the class of directors the term of which expires at the 2020 annual meeting of Galena stockholders and one Galena Designee shall be elected to the class of directors the term of which expires at the 2019 annual meeting of the Galena Stockholders.

5.15        Section 16 Matters. Prior to the Effective Time, Galena shall take all such steps as may be required to cause any acquisitions of Galena Common Stock and any options to purchase Galena Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Galena, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16        Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to Galena, Sellas, Merger Sub, or the Contemplated Transactions, then each of Galena, Sellas, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

5.17        Termination of Certain Agreements and Rights. Sellas shall use commercially reasonable efforts to terminate, at or prior to the Effective Time, those agreements set forth on Schedule 5.17 (collectively, the “Investor Agreements”).

5.18        “Ineligible Issuer” Designation. Galena shall use reasonable best efforts to assist Sellas in its efforts to have the SEC determine that, as of the Effective Time, it will not be necessary that Galena be considered an “ineligible issuer,” as that term is defined under Rule 405 under the Securities Act.

5.19        Continued Support of the Galena Clinical Program(a) . Sellas shall use its commercially reasonable best efforts to provide financial and clinical support to continue the Galena Clinical Program, which has a budget not to exceed $3,000,000 through December 31, 2019. In the event Sellas decides, after using such commercially reasonable best efforts, to no longer provide financial and clinical support of the Galena Clinical Program, Sellas, shall use commercially reasonable best efforts to effectuate a sale, partnership or collaboration of the Galena Clinical Program.

5.20        Cooperation for Continued Listing on the NASDAQ Capital Market(a) . Sellas agrees to use its reasonable best efforts to assist Galena in its efforts to continue to have the Galena Common Stock listed on the NASDAQ Capital Market, including assisting in connection with Galena’s efforts to be granted an additional 180-day period to regain compliance with NASDAQ Capital Market Listing Rule 5550(a)(2) relating to maintaining a minimum bid price for the Galena Common Stock of $1.00.

5.21        Litigation.

(a)        Galena shall control any Legal Proceeding listed in Section 5.21(a) of the Galena Disclosure Schedule; provided, however, that Galena shall consult with Sellas with respect to such Legal Proceedings, and Galena shall in good faith take any comments of Sellas into account with respect to such Legal Proceedings and no such settlement shall be agreed to without the prior written consent of Sellas (provided that such consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement is fully covered by Galena’s insurance policies or if such settlement is in compliance with the first two disclosures set forth on Schedule 4.2(a) of the Galena Disclosure Schedule.

(b)        Galena shall control any Legal Proceeding brought by Galena Stockholders against Galena and/or its directors relating to the Contemplated Transactions (“Stockholder Litigation”); provided that Galena shall consult with Sellas with respect to such Stockholder Litigation, and Galena shall in good faith take any comments of Sellas into account with respect to such Stockholder Litigation and, no settlement shall be agreed to without the prior written consent of Sellas (provided that such consent shall not be unreasonably withheld or delayed).Galena shall promptly notify Sellas of any such Stockholder Litigation brought, or threatened, against Galena and/or members of Galena’s Board of Directors and shall keep Sellas informed on a current basis with respect to the status thereof.

5.22        Proposed 2017 Equity Plans. Galena will use its best efforts to have 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan approved by Compensation Committee of the Galena Board (the “Galena Compensation Committee”) and the Galena Board, provided that nothing in this Section 5.22 shall require the Galena Compensation Committee or the Galena Board to take any action it deems inconsistent with its fiduciary duties; and provided further that if the Galena Compensation Committee and the Galena Board approve the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan, the Galena Board shall take all action necessary under applicable Legal Requirements to seek approval of the proposals in clauses 5.3(a)(i)(5) and 5.3(a)(i)(6) in accordance with Section 5.3. If the Compensation Committee and the Galena Board shall have not approved the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan at least 10 days prior to the date that the S-4 Registration Statement is declared effective, then Sellas shall be entitled to grant an amount of Sellas Options and Sellas RSUs up to the Sellas Reserved Share Amount under the Sellas Incentive Plan and any such issued Sellas Options or Sellas RSUs shall be assumed by Galena pursuant to Section 5.5(a) and Section 5.5(d) (the “Additional Awards”).

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1        Effectiveness of Registration Statement. The Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement has been issued by the SEC and no proceedings for that purpose and no similar proceeding has been initiated or, to the Knowledge of Galena, threatened by the SEC.

6.2        No Restraints. (a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal; and (b) there shall be no Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action challenging or seeking to restrain or prohibit the consummation of the Merger.

6.3        Stockholder Approval. (a) Sellas has obtained the Required Sellas Stockholder Vote, (b) Galena has obtained the Required Galena Stockholder Votes, and (c) Sellas has received evidence, in form and substance satisfactory to it, that Merger Sub has obtained the Required Merger Sub Stockholder Vote.

6.4        Regulatory Matters. Any waiting period applicable to the consummation of the Merger applicable to foreign Legal Requirements relating to antitrust or competition matters has expired or been terminated, and there shall not be in effect any voluntary agreement between Galena, Merger Sub and/or Sellas, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Sellas, on the one hand, nor Galena or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

6.5        Listing. (a) The existing shares of Galena Common Stock have been continually listed on The NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, (b) the shares of Galena Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on The NASDAQ Capital Market as of the Effective Time, and (c) to the extent required by NASDAQ Marketplace Rule 5110, the NASDAQ Listing Application has been approved for listing (subject to official notice of issuance).

ARTICLE 7.

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF GALENA AND MERGER SUB

The obligations of Galena and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Galena, at or prior to the Closing, of each of the following conditions:

7.1        Accuracy of Representations. (a) The representations and warranties of Sellas in Section 2.4(a), Section 2.4(b) and Section 2.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Sellas in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Sellas Material Adverse Effect (provided that all “Sellas Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Sellas in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2        Performance of Covenants. Each of the covenants and obligations in this Agreement that Sellas is required to comply with or to perform at or prior to the Closing have been complied with and performed by Sellas in all material respects.

7.3        No Sellas Material Adverse Effect. Since the date of this Agreement, there has not occurred any Sellas Material Adverse Effect that is continuing.

7.4        Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.5        Dissenting Shares. No more than seven and a half percent (7.5%) of the Sellas Shares immediately prior to the Merger shall have become Dissenting Shares as a result of the Merger.

7.6        Documents. Galena has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)        a certificate executed by the Chief Executive Officer and CFO of Sellas confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4 and 7.5 have been duly satisfied;

(b)        (i) certificates of good standing or similar of Sellas in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified to do business, (ii) certified copies of the certificate of incorporation, memorandum of association and bye-laws of Sellas, (iii) a certificate as to the incumbency of the Chief Executive Officer and CFO of Sellas, and (iv) the adoption of resolutions of the Sellas Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Sellas hereunder;

(c)        a certificate notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Galena along with written authorization for Galena to deliver such notice form and certificate to the Internal Revenue Service on behalf of Sellas upon the Closing;

(d)        the Allocation Certificate; and

(e)        (i) duly executed certificate of an authorized officer of Sellas certifying the validity of Required Sellas Stockholder Vote; and (ii) the statutory declaration by an officer of Sellas required pursuant to Section 108(3) of the Companies Act.

ARTICLE 8.

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLAS

The obligations of Sellas to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Sellas, at or prior to the Closing, of each of the following conditions:

8.1        Accuracy of Representations. (a) The representations and warranties of Galena and Merger Sub in Section 3.4(a), Section 3.4(b), Section 3.4(c), Section 3.4(e) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Galena and Merger Sub in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Galena Material Adverse Effect (provided that all “Galena Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Galena in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause  (i), as of such particular date).

8.2         Performance of Covenants. (a) Galena and Merger Sub will have complied with the covenants and obligations set forth in Section 4.2(b)(ii) in all respects and (b) all of the other covenants and obligations in this Agreement that either Galena or Merger Sub is required to comply with or to perform at or prior to the Closing have been complied with and performed in all material respects.

8.3        No Galena Material Adverse Effect. Since the date of this Agreement, there has not occurred any Galena Material Adverse Effect that is continuing.

8.4        Termination of Contracts. Sellas has received evidence, in form and substance satisfactory to it, that all Galena Contracts (other than the Galena Contracts listed on Schedule 8.4) have been (a) terminated, assigned, or fully performed by Galena and (b) all obligations of Galena thereunder have been fully satisfied, waived or otherwise discharged.

8.5        Board of Directors and Officers. Galena has caused the Galena Board of Directors and the officers of Galena to be constituted as set forth in Section 5.14 of this Agreement effective as of the Effective Time.

8.6        Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Galena has failed to provide, with respect to any Galena SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7        Satisfaction of Liabilities. Galena has satisfied all of its Liabilities with respect to the matters listed on Schedule 8.7 as of the Closing Date and Sellas has received payoff letters or other proof of payment evidencing the satisfaction of such Liabilities and release of any Encumbrances related to such Liabilities, in form and substance satisfactory, to Sellas.

8.8        Amendment to Certificate of Incorporation. Galena has effected the NASDAQ Reverse Split and has provided a file-stamped copy of the amendment to Galena’s certificate of incorporation effecting the NASDAQ Reverse Split.

8.9        Documents. Sellas has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a)        a certificate executed by the Chief Executive Officer and CFO of Galena confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.6, and 8.7 have been duly satisfied;

(b)        (i) certificates of good standing or similar of each of Galena and Merger Sub in its jurisdiction of organization or incorporation and the various foreign jurisdictions in which each is qualified to do business, (ii) certified copies of the certificate of incorporation, memorandum of association and bye-laws of Galena and Merger Sub, as applicable (iii) a certificate as to the incumbency of the officers of Galena and Merger Sub, and (iv) the adoption of resolutions of the Galena Board of Directors and the board of directors of Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Galena and Merger Sub hereunder;

(c)        written resignations in forms satisfactory to Sellas, dated as of the Closing Date and effective as of the Closing executed by all officers and directors of Galena;

(d)        the Galena Outstanding Shares Certificate; and

(e)        (i) duly executed certificate of an authorized officer of Galena certifying the validity of the Required Galena Stockholder Votes; (ii) duly executed certificate of an authorized officer of Merger Sub certifying the validity of the Required Merger Sub Stockholder Vote; and (iii) the statutory declaration by an officer of Merger Sub required pursuant to Section 108(3) of the Companies Act.

8.10        UK Subsidiary. In the United Kingdom, Sellas shall have provided to Companies House all information required under applicable United Kingdom law relating to persons who have significant control of Sellas Life Sciences Group UK Ltd.

ARTICLE 9.

TERMINATION

9.1        Termination. This Agreement may be terminated prior to the Effective Time (whether before or after obtaining the Required Sellas Stockholder Vote or Required Galena Stockholder Votes, as applicable, unless otherwise specified below):

(a)        by mutual written consent duly authorized by the Boards of Directors of Galena and Sellas;

(b)        by either Galena or Sellas if the Merger shall not have been consummated by December 31, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Sellas, on the one hand, or to Galena, on the other hand, if such Party’s (or, in the case of Galena, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is 60 calendar days prior to the Outside Date, then either Sellas or Galena shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional 60 calendar days from the Outside Date;

(c)        by either Galena or Sellas if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)        by Galena if the Required Sellas Stockholder Vote shall not have been obtained within five Business Days of the Form S-4 Registration Statement being declared effective by the SEC; provided, however, that once the Required Sellas Stockholder Vote has been obtained, Galena may not terminate this Agreement pursuant to this Section 9.1(d);

(e)        by either Galena or Sellas if (i) the Galena Stockholders’ Meeting (including any adjournments and postponements thereof) has been held and completed and the Galena Stockholders have taken a final vote on the Galena Stockholder Matters and (ii) the Galena Stockholder Matters have not been approved at the Galena Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Galena Stockholder Votes; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Galena where the failure to obtain the Required Galena Stockholder Votes has been caused by the action or failure to act of Galena or Merger Sub and such action or failure to act constitutes a material breach by Galena or Merger Sub of this Agreement;

(f)        by Sellas (at any time prior to obtaining the Required Galena Stockholder Votes) if any of the following events have occurred: (i) Galena failed to include the Galena Board Recommendation in the Proxy Statement / Prospectus / Information Statement; (ii) the

Galena Board of Directors has approved, endorsed or recommended any Acquisition Proposal; (iii) Galena has failed to hold the Galena Stockholders’ Meeting within 60 calendar days of the Form S-4 Registration Statement being declared effective by the SEC under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60-calendar day period shall be tolled for the earlier of 60 calendar days or so long as such stop order remains in effect or such proceeding or threatened proceeding remains pending); (iv) Galena has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (v) Galena or any of its Representatives has willfully and intentionally breached the provisions set forth in Section 4.5;

(g)        by Galena (at any time prior to the approval of the Merger by the Required Sellas Stockholder Vote) if any of the following events have occurred: (i) the Sellas Board of Directors failed to include the Sellas Board Recommendation in the Proxy Statement / Prospectus / Information Statement; (ii) the Sellas Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iii) Sellas has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (iv) Sellas or any of its Representatives has willfully and intentionally breached the provisions set forth in Section 4.5 of this Agreement;

(h)        by Sellas, upon a breach of any representation, warranty, covenant or agreement on the part of Galena or Merger Sub set forth in this Agreement, or if any representation or warranty of Galena or Merger Sub has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Galena’s or Merger Sub’s representations and warranties or breach by Galena or Merger Sub is curable by Galena or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Sellas to Galena of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h); provided further, however, that no termination may be made pursuant to this Section 9.1(h) solely as a result of the failure to obtain the Required Galena Stockholder Votes (in which case, termination must be made pursuant to Section 9.1(e));

(i)        by Galena, upon a breach of any representation, warranty, covenant or agreement on the part of Sellas set forth in this Agreement, or if any representation or warranty of Sellas has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Sellas’ representations and warranties or breach by Sellas is curable by Sellas, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Galena to Sellas of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i); provided further, however, that no termination may be made pursuant to this Section 9.1(i) solely as a result of the failure to obtain the Required Sellas Stockholder Vote (in which case, termination must be made pursuant to Section 9.1(d));

(j)        by Galena (prior to obtaining the Required Galena Stockholder Votes), if the Galena Board of Directors authorized Galena to enter into any Permitted Alternative Agreement; provided, however, that Galena shall not enter into any Permitted Alternative Agreement unless (i) Galena has complied with its obligations under Section 4.5; (ii) Galena has complied with its obligations under Section 5.3(c); (iii) Galena concurrently pays to Sellas amounts due pursuant to Section 9.3; and (iv) a copy of the execution version of such Permitted Alternative Agreement and all related agreements, exhibits, schedules, and other documents have been delivered to Sellas; or

(k)        by Sellas (prior to obtaining the Required Sellas Stockholder Vote), if the Sellas Board of Directors authorized Sellas to enter into any Permitted Alternative Agreement; provided, however, that Sellas shall not enter into any Permitted Alternative Agreement unless (i) Sellas has complied with its obligations under Section 4.5; (ii) Sellas has complied with its obligations under Section 5.2(c); (iii) Sellas concurrently pays to Galena amounts due pursuant to Section 9.3; and (iv) a copy of the execution version of such Permitted Alternative Agreement and all related agreements, exhibits, schedules, and other documents have been delivered to Galena.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2        Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its common law fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3        Expenses; Termination Fees.

(a)        Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Galena and Sellas shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions; provided, further, that Galena and Sellas shall also share equally all fees and expenses incurred by engagement of the Exchange Agent and in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b)        (i) If (A) this Agreement is terminated by Galena or Sellas pursuant to Section 9.1(e) or Section 9.1(f), (B) at any time before the Galena Stockholders’ Meeting a bona fide Acquisition Proposal with respect to Galena has been publicly announced, disclosed or otherwise communicated to the Galena Board of Directors and (C) in the event this Agreement is terminated pursuant Section 9.1(e), within 12 months after the date of such termination, Galena enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Galena shall pay to Sellas, within 10 Business Days after termination (or, if applicable, upon the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $750,000 (the “Sellas Termination Fee”), in addition to any amount payable to Sellas pursuant to Section 9.3(c) or Section 9.3(e).

(ii)        If (A) this Agreement is terminated by Galena pursuant to Section 9.1(d) or Section 9.1(g), (B) at any time before obtaining the Required Sellas Stockholder Vote a bona fide Acquisition Proposal with respect to Sellas has been publicly announced, disclosed or otherwise communicated to the Sellas Board of Directors, and (C) in the event this Agreement is terminated pursuant Section 9.1(d), within 12 months after the date of such termination, Sellas enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Sellas shall pay to Galena, within 10 Business Days after termination (or, if applicable, upon the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $750,000 (the “Galena Termination Fee”), in addition to any amount payable to Galena pursuant to Section 9.3(d) or Section 9.3(e).

(iii)        If this Agreement is terminated by Galena pursuant to Section 9.1(j), then Galena shall pay to Sellas, concurrent with such termination, the Sellas Termination Fee, in addition to any amount payable to Sellas pursuant to Section 9.3(c) or Section 9.3(e).

(iv)        If this Agreement is terminated by Sellas pursuant to Section 9.1(k), then Sellas shall pay to Galena, concurrent with such termination, the Galena Termination Fee, in addition to any amount payable to Galena pursuant to Section 9.3(d) or Section 9.3(e).

(c)        (i) If this Agreement is terminated by Sellas pursuant to Section 9.1(f) or Section 9.1(h), or (ii) if this Agreement is terminated by Galena pursuant to Section 9.1(e) or Section 9.1(j), or (iii) in the event of a failure of Sellas to consummate the transactions to be consummated at the Closing solely as a result of a Galena Material Adverse Effect as set forth in Section 8.3 (provided, that at such time all of the other conditions precedent to Galena’s obligation to close set forth in Article 6 and Article 7 of this Agreement have been satisfied by Sellas, are capable of being satisfied by Sellas or have been waived by Galena), then Galena shall reimburse Sellas for all reasonable fees and expenses incurred by Sellas in connection with this Agreement and the transactions contemplated hereby, including (A) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (B) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Body applicable to this Agreement and the transactions contemplated hereby (such expenses, including (A) and (B) above, collectively, the “Third-Party

Expenses”), up to a maximum of $100,000, by wire transfer of same-day funds within 10 Business Days following the date on which Sellas submits to Galena true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Sellas except for reasonably documented out-of-pocket expenses otherwise reimbursable by Sellas to such financial advisor pursuant to the terms of Sellas’ engagement letter or similar arrangement with financial advisor.

(d)        (i) If this Agreement is terminated by Galena pursuant to Section 9.1(g) or Section 9.1(i), or (ii) if this Agreement is terminated by Sellas pursuant to Section 9.1(k), or (iii) in the event of a failure of Galena to consummate the transactions to be consummated at the Closing solely as a result of a Sellas Material Adverse Effect as set forth in Section 7.3 (provided, that at such time all of the other conditions precedent to Sellas’ obligation to close set forth in Article 6 and Article 8 of this Agreement have been satisfied by Galena, are capable of being satisfied by Galena or have been waived by Sellas), then Sellas shall reimburse Galena for all Third-Party Expenses incurred by Galena up to a maximum of $100,000, by wire transfer of same-day funds within 10 Business Days following the date on which Galena submits to Sellas true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Galena except for reasonably documented out-of-pocket expenses otherwise reimbursable by Galena to such financial advisor pursuant to the terms of Galena’s engagement letter or similar arrangement with financial advisor.

(e)        If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), Section 9.3(c), or Section 9.3(d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Notwithstanding anything to the contrary contained in this Agreement, Sellas shall not be entitled to reimbursement from any Third Party Expenses pursuant to Section 9.3(c) from Galena and no Sellas Termination Fee shall be due if this Agreement is terminated by Sellas solely as a result of failure of the condition set forth in Section 6.5.

The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Galena or Sellas be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations and warranties of Sellas, Merger Sub and Galena contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section  10.1 shall survive the Effective Time.

10.2    Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Sellas, Merger Sub and Galena at any time (whether before or after obtaining the Required Galena Stockholder Votes or the Required Sellas Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made, which by applicable Legal Requirement requires further approval of the stockholders of such Party, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Sellas, Merger Sub and Galena.

10.3    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws; provided that the terms and conditions of the Bermuda Merger Agreement will be governed by the laws of Bermuda. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions (other than for any action or proceeding arising out of or relating to the Merger with respect to which the Parties submit to the exclusive jurisdiction of the courts of Bermuda): (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c)  each of the Parties irrevocably waives the right to trial by jury.

10.6     Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7    Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other parties hereto):

if to Galena or Merger Sub:

Galena Biopharma, Inc.

2000 Crow Canyon Place, Suite 380

San Ramon, CA 94583

Attention: Stephen F. Ghiglieri, Interim Chief Executive Officer and

Chief Financial Officer

Telephone No.: (855) 855-4253

E-mail: sghiglieri@galenabiopharma.com

with a copy to:

Paul Hastings LLP

101 California Street, Forty-Eighth Floor

San Francisco, CA 94111

Attention: Thomas R. Pollock

Telephone: (415) 856-7047

E-mail: thomaspollock@paulhastings.com

if to Sellas:

SELLAS Life Sciences Group Ltd

O’Hara House

3 Bermudiana Road

Hamilton HM 11

Bermuda

Telephone: +1 441-400-2875

Attention: Angelos M. Stergiou, MD, ScD h.c.

E-Mail: astergiou@sellaslife.com

with a copy to:

Cooley LLP

1114 Avenue of the Americas, 46th Floor

New York, NY 10036

Telephone: 212- 479-6721

Attention: Yvan-Claude Pierre; Garth Osterman

Email: ypierre@cooley.com; gosterman@cooley.com

10.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.11    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GALENA BIOPHARMA, INC.

By:	/s/ Stephen Ghiglieri
Name:	Stephen Ghiglieri
Title: Chief Executive Officer (Interim) and Chief Financial Officer

SELLAS INTERMEDIATE HOLDINGS I, INC.

By:	/s/ Stephen Ghiglieri
Name:	Stephen Ghiglieri
Title:	President and Treasurer

SELLAS INTERMEDIATE HOLDINGS II, INC.

By:	/s/ Stephen Ghiglieri
Name:	Stephen Ghiglieri.
Title:	President and Treasurer

GALENA MERGER SUB, LTD.

By:	/s/ Stephen Ghiglieri
Name:	Stephen Ghiglieri
Title: Chief Executive Officer and President

SELLAS LIFE SCIENCES GROUP LTD

By:	/s/ Angelos M. Stergiou
Name:	Angelos M. Stergiou, MD, ScD h.c.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“ACA” has the meaning set forth in Section 2.14(p).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Sellas, on the one hand, or Galena, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Sellas or any of its Affiliates, on the one hand, or by or on behalf of Galena or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole (c) any tender offer or exchange offer, that if consummated would result in any Person beneficially owning 20% or more of the outstanding equity securities of a Party or any of its Subsidiaries.

“Additional Awards” has the meaning set forth in Section 5.22.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise; provided, however, that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

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“Allocation Certificate” has the meaning set forth in Section 1.10(b).

“Bermuda Merger Agreement” means the Merger Agreement in the form substantially attached hereto as Exhibit B.

“Bribery Act” means mean the United Kingdom Bribery Act 2010.

“Bribery Legislation” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the U.S. Travel Act as set forth in 18 U.S. Code § 1952; the U.S. Domestic Bribery Statute as set forth in 18 U.S. Code § 201; the Organization For Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or antimony laundering laws of any jurisdiction in which Sellas, Sellas Subsidiaries or Galena or Galena Subsidiaries operate.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Certifications” has the meaning set forth in Section 3.5(a).

“CFO” has the meaning set forth in Section 1.10(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act 1981 of Bermuda, as amended.

“Company Continuing Employee” has the meaning set forth in Section 5.6(d).

“Confidentiality Agreement” means the Mutual Confidentiality Disclosure Agreement, dated March 10, 2017, between Sellas and Galena.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the NASDAQ Reverse Split, and the other transactions and actions contemplated by this Agreement.

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“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Cooley” has the meaning set forth in Section 5.1(c).

“D&O Indemnified Parties” has the meaning set forth in Section 5.7(a).

“Debenture” means the debenture in the original principal amount of $25,530,000 issued by Galena to JGB Newton, Ltd. on May 10, 2016, as subsequently amended.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Drug Regulatory Agency” has the meaning set forth in Section 2.12(d).

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law(s)” means any federal, state, regional, local or foreign Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning the use, generation, handling, storage, treatment, transport, decontamination, clean-up, removal, encapsulation, enclosure, abatement or disposal of any Hazardous Material as now or at any time hereafter in effect, all as amended or hereafter amended, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 9601, et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the River and Harbor Act of 1899, 33 U.S.C. § 401 et seq.; the National Emission Standard for Asbestos, 40 C.F.R. § 61.140 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the

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Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Endangered Species Act, 16 U.S.C. § 1531, et seq.; the Atomic Energy Act of 1954, 42 U.S.C. § 2011 et seq.; the Nuclear Waste Policy Act of 1982, 42 U.S.C. § 10101 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Fund” has the meaning set forth in Section 1.7(a).

“Exchange Ratio” means, subject to Section 1.5(g), the following ratio (with such ratio being calculated to the nearest 1/10,000 of a share): the quotient obtained by dividing (a) the Sellas Merger Shares by (b) the Sellas Outstanding Shares, in which

•	“Sellas Allocation Percentage” means 1.00 minus the Galena Allocation Percentage.

•	“Sellas Merger Shares” means the product determined by multiplying (a) the Post-Closing Galena Shares by (b) the Sellas Allocation Percentage.

•	“Sellas Outstanding Shares” means the total number of Sellas Shares outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Sellas Shares basis and assuming, without limitation or duplication, (a) the exercise of all Sellas Options outstanding as of immediately prior to the Effective Time, (b) the settlement in shares of each outstanding Sellas RSUs outstanding as of immediately prior to the Effective Time, (c) the conversion of the Sellas Convertible Note outstanding as of immediately prior to the Effective Time, (d) the exercise of the Sellas Warrants outstanding as of the Effective Time, (e) the issuance of Sellas Shares pursuant to the terms of any other securities of Sellas outstanding on the date hereof, and (f) the issuance of shares of Sellas Shares in respect of all other options, warrants or rights to receive such shares that are issued subsequent to the date hereof and that are outstanding immediately prior to the Effective Time. Notwithstanding anything to the contrary contained in this definition, Sellas Outstanding Shares shall exclude the Additional Awards.

•	“Post-Closing Galena Shares” means the quotient determined by dividing (a) the Galena Outstanding Shares by (b) the Galena Allocation Percentage.

“Existing Galena D&O Policies” has the meaning set forth in Section 3.16(b).

“Existing Sellas D&O Policies” has the meaning set forth in Section 2.16(b).

“FDA” has the meaning set forth in Section 2.12(d).

“FDCA” has the meaning set forth in Section 2.12(d).

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“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Galena registering the public offering and sale of Galena Common Stock to all Sellas Stockholders in the Merger, including all shares of Galena Common Stock to be issued in exchange for all Sellas Shares in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” has the meaning set forth in Section 2.5(a).

“Galena” has the meaning set forth in the Preamble.

“Galena 2016 Incentive Plan” has the meaning set forth in Section 3.4(b).

“Galena 2017 Warrants” has the meaning set forth in the definition of Galena Outstanding Shares.

“Galena 401(k) Plan” has the meaning set forth in Section 5.6(c).

“Galena 409A Plan” has the meaning set forth in Section 3.14(k).

“Galena Additional Certificate of Incorporation Amendment” means an amendment to Galena’s certificate of incorporation in substantially the form attached hereto as Exhibit H.

“Galena Affiliate” means any Person that is (or at any relevant time was) under common control with Galena within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Galena Allocation Percentage” means 0.325;

“Galena Associate” means any current or former employee, independent contractor, officer or director of Galena, any of its former Subsidiaries or any Galena Affiliate.

“Galena Board Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Galena Board of Directors” means the board of directors of Galena.

“Galena Board Recommendation” has the meaning set forth in Section 5.3(b).

“Galena Bylaw Amendment” means an amendment to amend and restate Galena’s bylaws in a form attached hereto as Exhibit G.

“Galena Capital Stock” means Galena Common Stock and Galena preferred stock.

“Galena Clinical Program” means the clinical program of Galena as of the date of this Agreement consisting of the following ongoing and planned trials: (a) ongoing investigator sponsored Phase 2b combination trial of NeuVax™ + trastuzumab in node-positive or node negative/triple negative, HER2 IHC 1+/2+ patients, (b) ongoing Phase 2 combination trial of NeuVax™ + trastuzumab in high risk, node-positive or negative, HER2 IHC 3+ patients, and (c) ongoing investigator sponsored (currently screening patients and in cooperation with the NCI) Phase 2 trial of the NeuVax vaccine in women with Ductal Carcinoma in Situ of the breast.

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“Galena Common Stock” has the meaning set forth in Section 3.4(a).

“Galena Contract” means any Contract: (a) to which Galena is a Party; or (b) by which Galena or any Galena IP Rights or any other asset of Galena is bound or under which Galena has any obligation.

“Galena Compensation Committee” has the meaning set forth in Section 5.3(a)(i)(5)

“Galena Designees” has the meaning set forth in Section 5.14.

“Galena Disclosure Schedule” has the meaning set forth in Article 3.

“Galena Employee Plan” has the meaning set forth in Section 3.14(c).

“Galena Grant Date” has the meaning set forth in Section 3.14(j).

“Galena Intervening Event” has the meaning set forth in Section 5.3(c).

“Galena IP Rights” means all Intellectual Property owned, licensed or controlled by Galena or any Galena Subsidiaries that is necessary or used in the business of Galena and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Galena IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Galena IP Rights to which Galena or any Galena Subsidiary is a party or is otherwise bound.

“Galena Leases” has the meaning set forth in Section 3.8.

“Galena Licensed IP Rights” means Galena IP Rights to which Galena or any Galena Subsidiaries has been granted a license or other right to use by other Persons.

“Galena Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Galena Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Galena and its Subsidiaries taken as a whole; or (b) the ability of Galena to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Galena Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Galena relating to the Galena IP Rights; (ii) any change in the cash position of Galena which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Galena and its Subsidiaries participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Galena and its Subsidiaries taken as a whole; (iv) any failure of Galena or any Galena Subsidiaries to meet internal projections or forecast or third-party revenue or earnings

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predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement or any change in the price or trading volume of Galena Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Galena Material Adverse Effect and may be taken into account in determining whether a Galena Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (vi) the conversion or redemption of the Debenture; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (viii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Galena Material Contract” has the meaning set forth in Section 3.10.

“Galena Options” means options to purchase shares of Galena Common Stock issued or granted by Galena.

“Galena Outstanding Shares” means, subject to Section 1.5(g), the total number of shares of Galena Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Galena Common Stock basis, and assuming, without limitation or duplication, (a) the exercise of each Galena Option outstanding as of the Effective Time, solely to the extent such Galena Option will not be cancelled pursuant to Section 5.6(b) at the Effective Time or exercised prior thereto, (b) the exercise of all warrants outstanding as of immediately prior to the Effective Time that were issued by Galena under the Warrant Agreement dated February 13, 2017 (the “Galena 2017 Warrants”), (c) the issuance of Galena Common Stock pursuant to the terms of any other securities of Galena outstanding on the date hereof and (d) the issuance of shares of Galena Common Stock in respect of all other options, warrants or rights to receive such shares that are issued subsequent to the date hereof and that are outstanding immediately prior to the Effective Time. Notwithstanding anything to the contrary contained in this definition, Galena Outstanding Shares shall exclude (1) any shares of Galena Common Stock issued in connection with a financing that Sellas has consented to in accordance with Section 4.2(b) and (2) the shares of Galena Common Stock underlying any Galena Warrants outstanding on the date of this Agreement other than the Galena 2017 Warrants.

“Galena Outstanding Shares Certificate” has the meaning set forth in Section 1.10(a).

“Galena Owned IP Rights” means Galena IP Rights in which Galena or any Galena Subsidiaries has an ownership interest.

“Galena Permits” has the meaning set forth in Section 3.12(b).

“Galena Registered IP” means all Galena IP Rights owned by or exclusively licensed to Galena or its Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Galena Regulatory Permits” has the meaning set forth in Section 3.12(d).

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“Galena Stockholder” means each holder of Galena Capital Stock, and “Galena Stockholders” means all Galena Stockholders.

“Galena Stockholder Matters” has the meaning set forth in Section 5.3(a).

“Galena Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Galena Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Galena Subsidiaries” has the meaning set forth in Section 3.1(a).

“Galena Termination Fee” has the meaning set forth in Section 9.3(b).

“Galena Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Galena included in Galena’s Report on Form 10-Q filed with the SEC for the period ended March 31, 2017.

“Galena Warrants” means the outstanding warrants to purchase Galena Capital Stock set forth in Section 3.4(a) of the Galena Disclosure Schedule.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, regional, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental body of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including NASDAQ and the Financial Industry Regulatory Authority).

“Grant Date” has the meaning set forth in Section 2.14(f).

“Hazardous Material” means (i) petroleum or any petroleum product or fraction thereof, (ii) asbestos, and (iii) any chemical, compound, substance, product, waste, mixture, or other material of any nature whatsoever which is or becomes regulated or listed by any Governmental Body or pursuant to any Environmental Law (as defined above), including, without limitation, any substance defined as “hazardous substance,” “hazardous material,” “acutely hazardous material,” “restricted material,” “hazardous waste,” “extremely hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant,” or “toxic materials” by any Environmental Law.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for

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registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information, data and other proprietary rights and intellectual property, whether patentable or not.

“Investor Agreements” shall have the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to Galena, the actual knowledge of Stephen Ghiglieri and Thomas J. Knapp, after reasonable inquiry; and (b) with respect to Sellas, the actual knowledge of David Moser, Angelos M. Stergiou and William Pollett, after reasonable inquiry.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Capital Stock” has the meaning set forth in Section 3.4(e).

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“NASDAQ” means The NASDAQ Stock Market.

“NASDAQ Listing Application” has the meaning set forth in Section 5.10.

“NASDAQ Reverse Split” means a reverse stock split of all outstanding shares of Galena Common Stock at a reverse stock split ratio of 30:1 or as otherwise mutually agreed to by Galena

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and Sellas that is effected by Galena for the purpose of maintaining compliance with NASDAQ listing standards.

“Notice Period” has the meaning set forth in Section 5.2(c).

“Ordinary Course of Business” means, in the case of each of Sellas and Galena and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party pursuant to Section 4.1(c)(ii); provided, however, that during the Pre-Closing Period, (a) the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the Contemplated Transactions, and (b) the Ordinary Course of Business for Sellas shall also include (i) actions undertaken in connection with preparing to become a SEC reporting company listed on NASDAQ and (ii) actions required to engage with one or more third parties regarding a lease, exchange, transfer, license, disposition, partnership, or collaboration involving less than substantially all of the assets of Sellas or any Sellas Subsidiary pursuant to a collaboration agreement, partnership agreement or similar arrangement.

“Other Galena Stockholder Matters” has the meaning set forth in Section 5.3(a).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” means Sellas, Merger Sub and Galena.

“Paul Hastings” has the meaning set forth in Section 5.1(c).

“Permitted Alternative Agreement” means an Acquisition Agreement that constitutes a Superior Offer.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proxy Statement / Prospectus / Information Statement” means the proxy statement/prospectus/information statement to be sent to Sellas’ Stockholders in connection with the approval of this Agreement and the Merger (by signing the Sellas Stockholder Written Consent) and to Galena’s Stockholders in connection with the Galena Stockholders’ Meeting.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Galena Stockholder Votes” has the meaning set forth in Section 3.2(b).

“Required Merger Sub Stockholder Vote” has the meaning set forth in Section 3.2(b).

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“Required Sellas Stockholder Vote” has the meaning set forth in Section 2.2(b).

“Sellas Reserved Share Amount” has the meaning set forth in Section 2.4(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellas” has the meaning set forth in the Preamble.

“Sellas 409A Plan” has the meaning set forth in Section 2.14(n).

“Sellas Affiliate” means any Person that is (or at any relevant time was) under common control with Sellas within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Sellas Associate” means any current employee, independent contractor, officer or director of Sellas or any Sellas Affiliate.

“Sellas Board Adverse Recommendation Change” has the meaning set forth in Section 5.2(b).

“Sellas Board of Directors” means the board of directors of Sellas.

“Sellas Board Recommendation” has the meaning set forth in Section 5.2(b).

“Sellas Contract” means any Contract: (a) to which Sellas or any Sellas Subsidiaries is a Party; or (b) by which Sellas or any Sellas Subsidiary or any Sellas IP Rights or any other asset of Sellas or its Subsidiaries is bound or under which Sellas or any Sellas Subsidiary has any obligation.

“Sellas Convertible Note” means the outstanding note convertible into Sellas Shares as set forth on Section 2.4(a) of the Sellas Disclosure Schedule.

“Sellas Disclosure Schedule” has the meaning set forth in Article 2.

“Sellas Employee Plan” has the meaning set forth in Section 2.14(e).

“Sellas Financials” has the meaning set forth in Section 2.5(a).

“Sellas Incentive Plan” has the meaning set forth in Section 2.4(a).

“Sellas Intervening Event” has the meaning set forth in Section 5.2(c).

“Sellas IP Rights” means all Intellectual Property owned, licensed or controlled by Sellas or any Sellas Subsidiaries that is necessary or used in the business of Sellas and its Subsidiaries as presently conducted or as presently proposed to be conducted.

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“Sellas IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Sellas IP Rights to which Sellas or any Sellas Subsidiary is a party or is otherwise bound.

“Sellas Leases” has the meaning set forth in Section 2.8.

“Sellas Licensed IP Rights” means Sellas IP Rights to which Sellas or any Sellas Subsidiaries has been granted a license or other right to use by other Persons.

“Sellas Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Sellas Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Sellas and its Subsidiaries taken as a whole; or (b) the ability of Sellas to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Sellas Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Sellas relating to the Sellas IP Rights; (ii) any change in the cash position of Sellas which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Sellas and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Sellas and its Subsidiaries taken as a whole; (iv) any failure by Sellas or any Sellas Subsidiaries to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a Sellas Material Adverse Effect and may be taken into account in determining whether a Sellas Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Sellas Material Contract” has the meaning set forth in Section 2.10(a).

“Sellas Options” means options to purchase shares of Sellas issued or granted by Sellas.

“Sellas Owned IP Rights” means Sellas IP Rights in which Sellas or any Sellas Subsidiaries has an ownership interest.

“Sellas Permits” has the meaning set forth in Section 2.12(b).

“Sellas Product Candidates” has the meaning set forth in Section 2.12(e).

“Sellas Registered IP” means all Sellas IP Rights owned by or exclusively licensed to Sellas or its Subsidiary that are registered, filed or issued under the authority of, with or by any

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Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Sellas Regulatory Permits” has the meaning set forth in Section 2.12(e).

“Sellas Reserved Share Amount” has the meaning set forth in Section 2.4(a).

“Sellas RSUs” means restricted stock units covering shares of Sellas issued or granted by Sellas.

“Sellas Shares” has the meaning set forth in Section 2.4(a).

“Sellas Stock Certificate” has the meaning set forth in Section 1.6.

“Sellas Stockholder” means each holder of Sellas Shares, and “Sellas Stockholders” means all Sellas Stockholders.

“Sellas Stockholder Matters” has the meaning set forth in Section 5.2(a).

“Sellas Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Sellas Stockholder Written Consent” has the meaning set forth in Section 5.2(a).

“Sellas Subsidiaries” has the meaning set forth in Section 2.1(a).

“Sellas Termination Fee” has the meaning set forth in Section 9.3(b).

“Sellas Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Sellas as of March 31, 2017.

“Sellas Warrants” means the outstanding warrants to purchase Sellas Shares set forth in Section 2.4(a) of the Sellas Disclosure Schedule.

“Stockholder Litigation” has the meaning set forth in Section 5.21.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes).

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Galena Board of Directors or the Sellas Board of Directors, as applicable, determines, in its

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reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any (i) is more favorable, from a financial point of view, to the Galena Stockholders or the Sellas Stockholders, as applicable, than the terms of the Merger; and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (A) any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party or (B) if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” means any Bermuda, U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terminated Galena Associate Payments” has the meaning set forth in Section 5.6(a).

“Transfer Taxes” has the meaning set forth in Section 5.11(c).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

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